As filed with the Securities and Exchange Commission on  _____________, 1997

                                              Registration No. 333-16535

              ----------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D. C.

                           POST EFFECTIVE AMENDMENT TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                         AMERICAN BIO MEDICA CORPORATION
                 ----------------------------------------------
                 (Name of small business issuer in its charter)



             New York                       5122                22-3378935
------------------------------- ----------------------------  ---------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S Employer incorporation or organization) Classification Code Number) (Identification No.)


            102 Simons Road, Ancramdale, New York 12503 800-227-1243
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)


            102 Simons Road, Ancramdale, New York 12503 800-227-1243
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


            102 Simons Road, Ancramdale, New York 12503 800-227-1243
            --------------------------------------------------------
            (Name, address and telephone number of agent for service)





       Approximate date of commencement of proposed sale to the public:

       As soon as practical after this Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE


                                    Proposed       Maximum
Title of each class     Amount      maximum       aggregate         Amount of
 of securities          to be     offering price   offering       registration
to be registered      registered   per item (3)    price (1)          fee
--------------------------------------------------------------------------------
Common Shares (2)
Underlying conversion   600,000       $2.50         $1,500,000       $454.54
  of Preferred Shares   Shares

Common Shares (2)
Underlying exercise     24,712        $6.07            150,002        $45.46
    of Warrants          Shares
                                     Total registration fee         $ 500.00

     (1) Estimated for purposes of calculating the registration fee pursuant to Rule 457.

     (2) Any additional Common Shares issuable pursuant to stock splits, stock dividends or similar transactions will be deemed registered by this registration statement.

     (3) Subsequent to the date of the original filing of this registration statement, the exercise price of the Warrants were reduced to $3.00

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                         AMERICAN BIO MEDICA CORPORATION
                              CROSS REFERENCE SHEET

     Indicating the location in the Prospectus included in this Registration Statement of the Information called for by the Items of Part I of Form SB-2

 Item                Heading                      Caption in Prospectus
-------      -------------------------------      ---------------------
Item  1      Front of Registration Statement
               and Outside Front Cover
               of Prospectus                      Front Cover Page
Item  2      Inside Front and Outside Back
               Cover Pages of Prospectus          Inside Front Cover,
                                                    Inside Back Cover
                                                    Additional Information
Item  3      Summary Information
               and Risk Factors                   Prospectus Summary,
                                                    The Company, Risk Factors
Item  4      Use of Proceeds                      Prospectus Summary,
                                                    Use of Proceeds
Item  5      Determination of Offering Price      Front Cover Page,
                                                    Risk Factors,
Item  6      Dilution                             Dilution
Item  7      Selling Security-Holders             Selling Securityholders
Item  8      Plan of Distribution                 Front Cover Page, Underwriting
Item  9      Legal Proceedings                    Litigation
Item 10      Directors, Executive Officers,
               Promoters and Control Persons      Management
Item 11      Security Ownership of Certain
               Beneficial Owners and              Principal Shareholders
             Management
Item 12      Description of  Securities           Front Cover Page,
                                                    Prospectus Summary,
                                                    Description of Securities
Item 13      Interest of  Named Experts
               and Counsel                        Legal Matters, Experts
Item 14      Disclosure of Commission Position
               on Indemnification For
               Securities Act Liabilities          Commission Position
                                                     on Indemnification
                                                     for Securities Act
                                                     Liabilities
Item 15      Organization Within Last Five Years   Certain Transactions
Item 16      Description of Business               Business
Item 17      Management's Discussion and
                Analysis of Plan of Operation      Management's Discussion
                                                     and Analysis of Plan of
                                                     Operation
Item 18      Description of Property               Business
Item 19      Certain Relationships
                and Related Transactions           Certain Transactions
Item 20      Market for Common Equity
                and Related Stockholder Matters    Market for Common Equity
                                                     and Related Shareholder
                                                     Matters
Item 21      Executive Compensation                Management
Item 22      Financial Statements                  Financial Statements
Item 23      Changes in and Disagreement
               With Accountants on Accounting
               and Financial Disclosure            Not Applicable

PROSPECTUS

                        AMERICAN BIO MEDICA CORPORATION

     American Bio Medica Corporation (the "Company") is registering the following securities: up to 600,000 Common Shares into which 150 preferred shares ("Preferred Shares") may be converted and 24,712 common share purchase warrants (the "Warrants"). Each Preferred Share is convertible pursuant to the following formula: $10,000 (the purchase price of each Preferred Share) divided by the lesser of $6.07 (which was the "Market Price" on the closing date of the sale of the Preferred Shares) or 75% of the Market Price. ("Market Price" is defined throughout this prospectus (the "Prospectus") as the average closing price of the Common Shares for the five days prior to the date of purchase or conversion, as the case may be, of the Preferred Shares.) As of the date of the Prospectus, 60 Preferred Shares have been converted into an aggregate of 229,039 Common Shares. Each Warrant entitles the holder to purchase one Common Share at a price of $3.00 per share for a period of two years commencing on the date of an effective registration statement relating to the underlying shares. The exercise price of the Warrants has been determined through negotiation between the Company and the holder thereof and such price does not necessarily bear any direct relationship to the current market value, asset value or net book value of the Company or other generally accepted criteria of value. Warrants were issued as part of the commission due and payable for the introduction to the Company of the purchaser of the Preferred Shares. (See "Risk Factors" and "Certain Transactions" and "Description of Securities.")

     The Common Shares trade on the Electronic Bulletin Board of the National Association of Securities Dealers, Inc. ("NASD"). It is not anticipated that a market will develop in the Warrants; and they are not being registered herein. There can be no assurance that a public market in the Common Shares will be sustained during the period of exercise of the Warrants or conversion of the Preferred Shares.

    THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION TO INVESTORS.(SEE "RISK FACTORS" (page 5) AND "DILUTION.")
                  ____________________________________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR
      BY ANY STATE OR JURISDICTION, NOR HAS THE COMMISSION OR ANY STATE OR
      JURISDICTION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE .


--------------------------------------------------------------------------------
                               Price to    Underwriting Discounts   Proceeds to
                               Public (1)  and Commissions(1)(3)   Company(2)(3)
--------------------------------------------------------------------------------
Per Share Underlying Con-
  version of Preferred Shares    $3.00               $-0-               $3.00
--------------------------------------------------------------------------------
Per Share Underlying
 Warrants                        $3.00               $-0-               $3.00
--------------------------------------------------------------------------------
Total Shares Underlying
 Conversion  of  Preferred
 Shares                        $1,500,000            $-0-            $1,500,000
--------------------------------------------------------------------------------
Total Shares Underlying
 Warrants                        $ 73,136            $-0-              $ 73,136
--------------------------------------------------------------------------------
               Total                                                 $1,573,136
--------------------------------------------------------------------------------
(1) Before deducting estimated expenses of the Offering, including, but not limited to, legal and accounting fees, fees to regulatory authorities and printing and distribution expenses, which are payable by the Company estimated at $20,000. ("Use of Proceeds.")

                         AMERICAN BIO MEDICA CORPORATION
                                 102 Simons Road
                           Ancramdale, New York 12503
                                  800-227-1243

                             AVAILABLE INFORMATION

     The Prospectus, which constitutes a part of a Registration Statement filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Units offered hereby. Statements contained herein concerning provisions of any documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004; and at the following Regional Offices of the Commission:
Northeast Regional Office, 7 World Trade Center, New York, New York 10007; and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov. that contains copies of reports, proxy and information statements and other information regarding registrants, including the Company, which electronically file reports with the Commission.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the detailed information, financial statements and related notes appearing elsewhere in the Prospectus including information under the caption "Risk Factors," particularly Limited Operating History and Revenues; Significant and Continuing Losses; and Dependence on Management (see "Risk Factors"). Each investor is urged to read the Prospectus in its entirety.

     The Company
     -----------
     From its inception in 1986 until 1991, the Company, a New York corporation, was involved in marketing educational books and software to schools and municipal libraries and audiovisual educational packages to corporations throughout the United States. In 1991, the Company reduced its concentration in this market because of heightened competition, increasing costs of doing business and slow collections from municipalities and commenced seeking new technologies in emerging medical markets. However, the Company has continued one small segment of its original business, that of selling audiovisual packages to libraries.

     The Company is currently in the business of acquiring, developing and marketing biomedical technologies and products. The Company, from inception to date, has accumulated losses of $2,722,533. The Company currently owns two technologies for screening drugs of abuse, a workplace screening test and a preliminary test for use by laboratories. The Company is marketing its workplace screening test and has produced and delivered in excess of 60,000 units of this test. It has installed equipment suitable for the mass production of the workplace screening test and is accumulating an inventory of reagent and other constituent parts of its test kits. It commenced producing its marijuana/cocaine test kit using this machinery during the second week in November, 1996 and its five drug (marijuana, cocaine, opiates, PCP and amphetamines)test kit during the fourth week of November. It has secured several significant orders for its workplace screening tests and many smaller orders. Each order has been accompanied by estimates of yearly volume of orders. If all the estimates are ultimately embodied in purchase orders, of which there is no assurance, the total revenues to be received for the twelve months commencing January 1, 1997, considering only orders and estimates received prior to that date, would be in excess of $10,000,000. It has applied for and, on April 14, 1997, received Federal Drug Administration ("FDA") approval of its preliminary laboratory drug test kit and has commenced marketing test kits to laboratories and other medical facilities.

     The Company also owns a patented low cost method for producing Keratin proteins. The uses for such proteins include hardening of finger nails and carrying topical lotions and medicines through the skin. In addition, the Company is developing a saliva test for alcohol consumption. Although the Company has been supplying Keratin proteins on a limited basis for testing by potential customers, the Company has no intention of further developing or marketing its Keratin technology nor its saliva test for alcohol consumption until production of the Company's workplace and laboratory drug tests reach a level of 20,000 units per week from the present production level of 8,000 units per week.

     The Company may develop or acquire additional drug testing or biomedical technologies or products in the future or may acquire a biomedical company or an interest in a biomedical company. However, as of the date of the Prospectus, it has not yet identified any technologies which it desires to develop or acquire or companies or interests in companies it desires to acquire.

     The Company's headquarters are located at 102 Simons Road, Ancramdale, New York 12503. Its telephone number at that address is 800-227-1243 and its fax is 518-329-4156.

     Securities
     ----------

     Common Shares
     -------------
     The Company is authorized to issue 30,000,000 common shares, $.01 par value per share. As of April 28, 1997, 13,526,911 Common Shares have been issued. (See "Description of Securities -- Common Shares.")

     Preferred  Shares
     -----------------
     The Company is authorized to issue 5,000,000 preferred shares, $.01 par value per share with such designations, rights and preferences as may be determined by the Board of Directors. The Company sold 150 Preferred Shares. Each Preferred Share may be converted into Common Shares pursuant to the following formula: $10,000 divided by the lesser of $6.07 or 75% of the "Market Price" of the Common Shares at the date of conversion. As of the date of the Propectus, 60 Preferred Shares have been converted into an aggregate of 229,039 Common Shares. (See Front Cover Page, "Business -- Financing," "Description of Securities -- Preferred Shares.")

     Options
     -------
     The Company has issued 500,000 "A" Options which are exercisable at $1.00 through March 14, 1999 and 500,000 "B" Options, which are exercisable at $2.00 through March 14, 1999. Until a registration statement relating to the Common Shares underlying the Options is effective, certificates representing the shares into which the Options are exercised will bear a legend restricting transfer in the absence of an effective registration with the Commission or an exemption therefrom. (See "Description of Securities--Options.")

     The Company has adopted the Fiscal 1996 Nonstatutory Stock Option Plan (the "Plan"). 2,000,000 Common Shares were reserved under the Plan. The Plan is administered by the Board of Directors.

     The Company has issued 1,500,000 options pursuant to the 1996 Nonstatutory Option Plan. All Nonstatutory Options are exercisable for a period of three years at $3.00 per share. As of the date of the Prospectus, 732,645 options have been exercised for an aggregate exercise price of $2,197,935. (See "Certain Transactions.")

     Warrants
     --------
     The Company has issued 24,712 Common Shares purchase warrants. The Warrants are exercisable at $3.00 per share for a period of two years from the date of an effective registration statement relating to the underlying Common Shares. (See "Description of Securities--Warrants.")

     Securities  Registered
     ----------------------

     The Common Shares into which the Preferred Shares may be converted are being registered herein. The maximum number of Shares will depend on the "Market Price" of the Common Shares. The number of Common Shares registered herein is the number of Common Shares into which the Preferred Shares will be converted if the average "Market Price" of the Common Shares is $3.33 on the date of conversion. If the number of Common Shares into which Preferred Shares are convertible exceeds 600,000, a further post effective amendment to the Registration Statement, of which the Prospectus is a part, will be filed in order to register the additional shares. (See Front Cover Page, "Risk Factors," "Terms of the Offering" and "Description of Securities").

     In  addition,   the  24,712  Common  Shares  underlying  the  Warrants  are registered herein.

     Dilution
     --------
     If all the Preferred Shares are converted into Common Shares and all the Options and Warrants exercised, there will be 14,150,911 Common Shares outstanding. Persons who convert their Preferred Shares and exercise their Warrants will own 624,712 Shares (assuming the Preferred Shares are converted into 600,000 Common Shares) or 4.4%. (See "Dilution" and "Capitalization.")

     Certain  Risk  Factors
     ----------------------
     An investment in the Shares involves substantial risks due in part to the Company's minimal operating history since its reorganization, the lack of a minimum amount of Option and Warrant exercise and the highly speculative nature of its business. Warrantholders and holders of Preferred Shares ("Selling Security Holders")as well as investors in the Common Shares should review the entire Prospectus, particularly the "Risk Factors."

     Use of Proceeds
     ---------------
     The proceeds of the exercise of the Warrants ($150,002) will be used for working capital. (See "Use of Proceeds" and "Business.")

     Determination of Exercise and Conversion Prices
     -----------------------------------------------
     The exercise prices and other terms of the Warrants and the formula for the conversion of the Preferred Shares have been determined by the Company and the original holders thereof and bear no relation to the Company's assets, book value, or any other customary investment criteria, including the Company's prior operating history. (See "Determination of Offering Price.

                          SUMMARY FINANCIAL INFORMATION
                      For the year ended April 30, 1996 and
                     the nine months ended January 31, 1997
                     --------------------------------------
                                        April 30, 1996      January 31, 1997
                                        --------------      ----------------
Statement of Operations Data:
Sales                                     $  158,105        $  430,501
Cost of sales                                 96,444           150,421
Gross Profit                                  61,661           280,080
Operating expenses                           955,270           731,037
Operating loss                              (893,609)         (450,957)
Other income (expense)-net                  (102,849)          130,093
Net loss                                    (996,458)         (320,862)
Net loss per common share
  primary                                    $(.08)             $(.02)
Shares used in computing                  13,297,872        13,297,872
  net loss per share
Net loss per common share
  fully diluted                              $(.08)            $(.02)
Shares used in computing
  fully diluted                           13,922,584        13,922,584
Cash dividends per share                      -0-                -0-

                                                              As adjusted (1)
                                  As of January 31, 1997  As of January 31, 1997
                                  ----------------------  ----------------------
Balance Sheet Data:
Current assets                            $4,034,726             $4,088,862
Current liabilities                          182,537                182,537
Working capital                            3,852,189              3,906,325
Total assets                               4,199,340              4,253,476
Long term debt,
  less current portion                         -0-                    -0-
Accumulated deficit                       (2,722,533)            (2,722,533)
Stockholders' equity                      $4,016,803             $4,070,939

     ------------------------------

     1. Assumes conversion of Preferred Shares and exercise of the Warrants. The number of Common Shares into which the Preferred Shares may be converted has been taken for purposes of this table at 600,000 Common Shares. The formula for conversion is $1,500,000 (the aggregate purchase price of the Preferred Shares) divided by the lesser of $6.07 (the "Market Price" on the date of purchase) or 75% of the "Market Price" on the date(s) of conversion. The actual number of Common Shares into which the Preferred Shares are converted may be greater or lesser than this number.


     AN INVESTMENT IN THE UNITS IS HIGHLY SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE MADE ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. A PROSPECTIVE PURCHASER, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS:

     1. New Enterprise; Limited Operating History and Revenues; Significant and Continuing Losses.

     Although the Company was formed in 1986, as far as the development, manufacture and sale of drug testing kits are concerned, it has extremely limited operational history upon which investors may base an evaluation of its performance or any assumption as to the likelihood that the Company will be profitable. (See "Business.") The Company's prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business, the development and commercialization of new products based on innovative technology and the competitive environment in which the Company operates. Since reorganization, the Company has generated limited revenues. There can be no assurance that the Company will be able to generate significant revenues or achieve profitable operations. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.)

     2. Technological Factors; Uncertainty of Product Development; Unproven Technology.

     Although the Company's development efforts relating to the technological aspects of the workplace drug testing kit are completed, the Company is continually seeking to refine and improve its design and performance and to develop additional versions. In addition, the Company plans to perfect its laboratory drug test kit and its saliva alcohol level test kit and its Keratin production technology. The Company's efforts remain subject to all of the risks inherent in new product development, including unanticipated technical, regulatory or other problems which could result in material delays in product development or commercialization or significantly increased costs. The Company may be required to commit considerable additional efforts, time and resources to finalize development of production versions of its additional products. The Company's success will depend upon such products meeting targeted product costs and performance, and may also depend upon their timely introduction into the marketplace. There can be no assurance that development of the Company's proposed products will be successfully completed on a timely basis, or at all, that they will meet projected price or performance objectives, satisfactorily perform all of the functions for which they are being designed, or prove to be sufficiently reliable in widespread commercial application. Moreover, there can be no assurance that unanticipated problems will not arise with respect to technologies incorporated into its test kits or that product defects will not become apparent after commercial introduction. In the event that the Company is required to remedy defects in any of its products after commercial introduction, the costs to the Company could be significant, which could have a material adverse effect on the Company.

     3. Uncertainty of Continued Market Acceptance.

     The Company's workplace drug test has been well received by potential customers, including corporations, distributors and correctional institutions. However, although the Company has received and is confident of receiving additional large initial orders from customers in those categories, its success is contingent on the receipt of reorders from these customers and orders from new customers. (See "Business.") To date, the Company has generated limited revenues from sales of its workplace drug test kit. As is typically the case of an emerging company, demand and market acceptance for newly introduced products is subject to a high level of uncertainty. Achieving continued market acceptance for its workplace drug tests will require substantial marketing efforts and expenditure of significant funds to inform potential distributors and customers of the distinctive characteristics, benefits and advantages of its kits. There can be no assurance that its drug test kits will become generally accepted or that the Company's efforts will result in successful product commercialization or initial or continued market acceptance for its drug testing products. (See "Business--Marketing and Sales.")

     4 Competition in Workplace Drug Testing Market; Technological Obsolescence.

     The Company has competition in every area of its existing and proposed products from drug manufacturers and other manufacturers of drug test kits. Some of its competitors are well known and have far greater financial resources than the Company. To the best of Management's knowledge no competitors have introduced products which equal the ease of use combined with the accuracy of the Company's drug test kits. (See "Business--Competition.") The markets for drugs and related products are highly competitive. There can be no assurance that other technologies or products which are functionally similar to those of the Company are not currently under development. In addition, there can be no assurance that other companies with the expertise or resources that would encourage them to attempt to develop or market competing products will not develop new products directly competitive with the Company's drug testing kits. Despite the protections which would be available to the Company in the event its design patent is granted, the Company expects other companies to attempt to develop technologies or products which will compete with the Company's products.

     5. Dilution as a Result of Conversion of Preferred Shares.

     The number of Common Shares into which the Preferred Shares, in the aggregate, will be convertible will be $1,500,000 divided by 75% of the Market Price. On April 15, 1997, the "Market Price" of the Common Shares was $4.15.In addition, 60 Preferred Shares have been exercised for an aggregate of 229,039 Common Shares. Thus, there is a great likelihood that the number of shares to be issued upon conversion of the Preferred Shares will exceed 600,000. The number of Common Shares registered for conversion of the Preferred Shares in the registration statement of which the Prospectus is a part is 600,000 Common Shares which would be the number of Common Shares to be issued by the Company in the event the Market Price of the Common Shares on the date(s) of conversion was $3.33.

     6. Inability to Exercise Warrants.

     The Company intends to qualify the sale of the Warrants in a limited number of states. Although certain exemptions in the securities laws of certain states might permit the Warrants to be transferred to purchasers in states other than those in which the Warrants were initially qualified, the Company will be prevented from issuing Common Shares to residents in such other states upon the exercise of the Warrants unless an exemption from qualification is available or unless the issuance of Common Shares upon exercise of the Warrants is qualified. The Company is under no obligation to seek, and may decide not to seek or may not be able to obtain, qualification of the issuance of such Common Shares in all of the states in which the ultimate purchasers of the Warrants reside. In such a case, the Warrants held will expire and have no value if they cannot be sold. Further, a current prospectus covering the Common Shares issuable upon exercise of the Warrants must be in effect before the Company may accept exercises. There can be no assurance that the Company will be able to have a prospectus in effect when the Prospectus is no longer current, notwithstanding the Company's commitment to use its best efforts to do so. (See "Description of Securities.")


     7. Possible Inability to Find and Attract Qualified Personnel.

     The Company currently has sufficient Management expertise and depth to develop its business. It has recently added both marketing and technical personnel. However, it will need a skilled and dedicated marketing staff as well as technical and production personnel in the future. There is no guarantee that the Company can retain its present staff or that capable personnel with relevant skills will be available. (See "Business.")

     8. Dependence on Management.

     The Company is dependent on the expertise and experience of Stan Cipkowski, President, and Jay Bendis, Executive Vice-President, for its operations. The loss of either of Messrs. Cipkowski or Bendis will seriously inhibit the Company's operations. (See "Management.")

     9. Possible Adverse Changes in Regulatory Framework.

     Approval from the Federal Food and Drug Administration ("FDA") is not required for the sale of a workplace drug test kits which are the only products presently marketed and sold by the Company. The Company, as a precursor to entrance into the laboratory market, applied for approval from the FDA of its tests and has received "512(k)" approval for its drug test kit. However, regulatory standards may change in the future and there is no assurance that if and when the Company applies for additional

     10. Sales of Common Shares at Below the Offering Price/Dilution.

     Present Shareholders acquired their Common Shares at prices substantially below the Offering Price attributed to each Common Share or can convert their Preferred Stock into Common Shares at a price per share substantially below the Offering Price. Thus, upon completion of the Offering, there will be an immediate substantial dilution to Subscribers in the book value of each Share, and the present Management and investors will realize an immediate increase thereon. (See "Dilution.")

     11. Restricted Resale of the Securities.

     6,436,702 Common Shares presently issued and outstanding as of the date hereof are "restricted securities" as that term is defined under the Securities Act of 1933, as amended, (the "Securities Act") and in the future may be sold in compliance with Rule 144 of the Securities Act, or pursuant to a Registration Statement filed under the Securities Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year may sell those securities in unsolicited brokerage transactions or in transactions with a market maker, in an amount equal to one percent of the Company's outstanding Common Stock every three months. Sales of unrestricted shares by affiliates of the Company are also subject to the same limitation upon the number of shares that may be sold in any three month period. If all the Shares offered herein are sold, the holders of the restricted shares may each sell 58,623 shares during any three month period. Additionally, Rule 144 requires that an issuer of securities made available adequate current public information with respect to the issuer. Such information is deemed available if the issuer satisfies the reporting requirements of sections 13 or 15(d) of the Securities and Exchange Act of 1934 (the "Securities Exchange Act") or of Rule 15c2-11 thereunder. Rule 144(k) also permits the termination of certain restrictions on sales of restricted securities by persons who were not affiliates of the Company at the time of the sale and have not been affiliates in the preceding three (3) months. Such persons must satisfy a three (3) year holding period. There is no limitation on such sales and there is no requirement regarding adequate current public information. Investors should be aware that sales under Rule 144 or 144(k), or pursuant to a Registration Statement filed under the Act, may have a depressive effect on the market price of the Company's securities in any market which may develop for such shares. (See "Description of Securities.")

     12. Preferred Shares; Convertibility into Common Shares; Dilution.

     The Company has the authority to issue up to 5,000,000 Shares of Preferred Stock with such designations, rights and preferences as may be determined by the Board of Directors. The Company is empowered, without further shareholder approval, to issue Preferred Shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Shares. The Company, as of the date of the Prospectus, has issued 150 Preferred Shares (of which 90 shares remain outstanding) which are convertible into Common Shares. (See "Risk Factor
#6--Dilution as a Result of Conversion of Preferred Shares," "Certain Transactions" and "Description of Securities--Preferred Shares.")

     13. Need for Additional Financing.

     The Company expects that its cash on hand plus the net proceeds from the exercise of options and warrants will be sufficient to fund the Company's proposed operations for at least 24 months following the completion of the Offering. This estimate is based on certain assumptions and there can be no assurance that unanticipated unbudgeted costs will not be incurred. Future events, including the problems, delays, expenses and difficulties which may be encountered in establishing and maintaining a substantial market for the Company's drug test kits and other technologies could make the net proceeds from exercise of options and warrants insufficient to fund the Company's proposed operations. There can be no assurance that the Company will be able to obtain any necessary additional financing on terms acceptable to it, if at all. In addition, financing may result in further dilution to the Company's then existing stockholders. The Company has no established borrowing arrangements or available lines of credit. (See "Certain Transactions.")

     14. Management's Broad Discretion Over Net Proceeds from the Exercise of the Warrants.

     Management has total control of the net proceeds from warrant exercise all of which is unallocated and which may be used for any relevant business purposes in the discretion of Management. (See "Use of Proceeds.")

     15. No Dividends.

     The payment of dividends rests within the discretion of the Company's Board of Directors. No dividends have been paid on the Common Shares and the Company does not anticipate the payment of cash dividends in the foreseeable future. If the operations of the Company become profitable, it is anticipated that, for the foreseeable future, any income received therefrom would be devoted to the Company's future operations and that cash dividends would not be paid to the Company's shareholders. (See "Business--Dividend Policy.")

     16. Control by Management.

     After the exercise of the Warrants and conversion of the Preferred Shares (assuming the Preferred Shares are converted into 600,000 Common Shares), Management of the Company will own approximately 45.9% of the outstanding Common Shares and will be in a position to control the election of the Board of Directors. The certificate of incorporation of the Company does not provide for cumulative voting and, as a result, purchasers of the Company's securities will not be able to elect any directors or exert any control over the general policies of the Company. (See "Description of Company's Securities--Description of Common Stock.")

     17. Substantial Dilution to Warrantholders Who Exercise Warrants.

     Holders of the Warrants who exercise their warrants will incur an immediate and substantial dilution in net tangible book value from the exercise prices of their warrants. (See "Dilution.")

     18. Ability to Retain and Attract Market Makers.

     The Company's Common Shares are trading on the NASD Electronic Bulletin Board. In the event that the market makers cease to function as such, public trading in the Company's Shares will be adversely affected or may cease entirely. Presently, market makers for the Company's Common Shares include Coastal Securities, Ltd., Fahnestock & Co., Inc., Hill Thompson Magid & Co., Kalb Voorhis & Co., Nash Weiss & Co., Inc., Paragon Capital Corp., Troster Singer Corp., Comprehensive Capital Corp., Herzog, Heine, Geduld, Inc., JW Charles Securities, Inc., Knight Securities, Ltd., Naib Trading Corp., National Financial Securities Corp., Sharpe Capital, Inc. and Wein Securities Corp.

     19. Anti-Takeover Provisions in Certificate of Incorporation.

     The Company's certificate of incorporation authorizes the issuance of 5,000,000 Preferred Shares. The Board of Directors has the authority, without further action by the Common Shareholders, to issue Preferred Shares from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. Thus, the Board of Directors, in order to avoid a hostile takeover, could issue Preferred Shares with supervoting rights, conversion rights into Common Shares, liquidation preference or a combination of rights and preferences which could inhibit success of such attempt.

20. Application for a Listing on the Nasdaq SmallCap Market.

     The Company has applied for a listing on the Nasdaq SmallCap Market. However, there is no assurance that the Company's application will be accepted, or that if accepted that such acceptance will have any material effect on the trading of the Company's Common Shares.

21. Litigation/Dilution

     The Company is a party to litigation with the Estate of Robert Friedenberg and with Robert Morris. The Company is seeking damages from both parties. Both are seeking Common Shares based on a share exchange agreement which the Company claims was breached. (See "Certain Transactions" and Financial Statements - Footnotes.) Although the Company's litigation counsel believes that the claims by the Estate of Robert Friedenberg and Robert Morris lack merit, if either party prevails, additional shares may be issued which would have the effect of diluting the shareholdings of all existing shareholders.

                                  USE OF PROCEEDS

     The Company estimates that the net proceeds from exercise of Warrants will be approximately $54,136 after deduction of registration expenses, estimated in the aggregate at approximately $20,000. The Company intends to apply these net proceeds over the 24-month period following the completion of the Offering as follows:

                                                          Approximate Amount
                Anticipated Applications                    of Net Proceeds
                ------------------------                  ------------------
                Working Capital                                 $54,136
                                                                -------
                Total Net Proceeds                              $54,136
                                                                =======
     ----------------
     Pending application, the proceeds from warrant exercise, if any, will be invested in short-term, interest-bearing securities or money market funds. The Company believes that it will not be an "investment company" (as such term is defined in the Investment Company Act of 1940) as a result of such investments pursuant to regulations promulgated thereunder. The Company does not require that any specific minimum investment criteria be used in selecting such short-term investments, but will select such investments as it deems appropriate, taking into consideration such factors as liquidity, return on investment and safety of investment.

     The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that cash on hand augmented by proceeds from warrant exercise, if any, will be sufficient to sustain current operations and finance planned expansion for approximately 24 months. The allocation of the proceeds of the exercise of the Warrants set forth above represents the Company's best estimates based upon its present plans and certain assumptions regarding general economic and industry conditions and the Company's anticipated future revenues and expenditures. In the event that the Company's plans change, or its assumptions change or prove to be incorrect, or cash on hand and the proceeds of the exercise of the Warrants otherwise prove to be insufficient to fund operations (due to unanticipated expenses or difficulties or otherwise), the Company may be required to seek additional financing or curtail its operations.

     The Company may, if and when the opportunity arises, use a portion of its cash on hand plus the proceeds of the exercise of the Warrants all of which are allocated to working capital, together with the issuance of debt or equity securities, to expand its operations by acquiring companies, or assets thereof, which the Company believes are compatible with its business. Any decision to make an acquisition will be based upon a variety of factors including, among others, the purchase price and other financial terms of the transaction, the business prospects and competitive position of and services and products provided by the acquisition candidate and the extent to which any such acquisition would enhance the Company's prospects. The Company is not, however, currently engaged in identifying appropriate candidates for acquisition and has no current plans, agreements, understandings or commitments and is currently not engaged in any negotiations with respect to any such acquisition.

     Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other interest-bearing investments.

     The Company's expected needs for additional financing reflect Management's estimate at this time of the capital requirements, anticipated expenses, selling activity, and cash flow available to the Company based on the Company's spending plans, current operating assumptions and current economic, competitive and industry conditions and are necessarily subject to change. There can be no assurance that additional funds will not be required earlier than anticipated. The Company has no firm arrangements to obtain any additional financing and there can be no assurance that the Company will be able to do so at an acceptable cost, if at all.

                                 DIVIDEND POLICY

     Since its inception, the Company has not paid any dividends on its Common Shares. The Company intends to retain future earnings, if any, that may be generated from the Company's operations to help finance the operations and expansion of the Company and accordingly does not plan to pay dividends to Shareholders. Any decision as to the future payment of dividends will depend on the results of operations and financial position of the Company and such other factors as the Company's Board of Directors, in its discretion, deems relevant. (See "Risk Factors--No Dividends.")

                                    DILUTION

     As of January 31, 1997, assuming sale of the Preferred Shares and conversion of the Preferred Shares into 600,000 Common Shares, the net tangible book value of the Company was $3,938,208 or $.30 per share. After giving effect to exercise of the Warrants and the receipt of the net proceeds therefrom, the net tangible book value would be $.29 per share. This represents an immediate increase in net tangible book value of $.01 per share to the existing stockholders, and an immediate dilution of $2.71 to the holders of the Warrants upon exercise thereof.

     These figures are set forth in the following table:

Exercise Price per Warrant (1)                                    $3.00
Pro forma net tangible book value per Share
    before exercise/conversion (2)                                $0.30
Increase per Common Share
    attributable to exercise of Warrants.                         $0.01
Pro forma net tangible book value per Share
    after exercise/conversion                                     $0.29
Dilution per Common Share attributable
    to exercise/conversion                                        $2.71
-----------------------
     (1) Exercise price per Warrant is $3.00.

     (2) Net tangible book value per Common Share is determined by dividing the tangible net worth of the Company by the number of Common Shares outstanding.

     (3) Pro-forma net tangible book value per Common Share after exercise/conversion is determined by dividing the tangible net worth of the Company (taking into consideration registration expenses) by the number of Common Shares outstanding after exercise of the Warrants.

     (4) Dilution represents the difference between the amount per Common Share paid by holders of Warrants who exercise them and the net tangible book value after such exercise.

     The following table sets forth, the differences among the existing shareholders of the Company, including holders of Preferred Shares and holders of Warrants after exercise the total consideration paid and the average price per Common Share paid.

                  Common Shares Purchased Total   Consideration
                                     Percent             Percent  Average Price
                          Number    of Total   Amount    of Total  Per Share
                        ----------   -----     ---------   -----     -----
Common  Shares          13,297,872   95.5%    $3,077,483   66.2%     $0.23
150 Convertible
    Preferred Shares*      600,000    4.8%    $1,500,000   33.7%     $3.00
Total  Common  Shares*
    prior to exercise   13,897,872   99.8%    $4,577,483   98.4%     $0.33
Exercise of Warrants        24,712    0.2%       $74,136    1.6%     $3.00
Total  Common  Shares
   after  exercise      13,922,584  100.0%    $4,651,619  100.0%     $0.33
     ----------------------
     * The number of Common Shares into which the Preferred Shares may be converted as been taken, for purposes of this table, at 600,000 Common Shares. The formula for conversion is $1,500,000 (the aggregate purchase price of the Preferred Shares) divided by the lesser of $6.07 (the "Market Price" on the date of purchase) or 75% of the "Market Price" on the date(s) of conversion. The actual number of Common Shares into which the Preferred Shares are converted may be greater or lesser than this number.

                                   CAPITALIZATION

     The table below sets forth the capitalization of the Company as at January 31, 1997 on an historical basis and as adjusted to give effect of the exercise of the Warrants and conversion of the Preferred Shares.

                                                              As Adjusted for
                                                                 Exercise of
                                                                 Warrants and
                                                                Conversion of
                                          Historical Basis  Preferred Shares (2)
                                          ----------------  --------------------
Long Term Liabilities                               $0                  $0

Stockholders' Equity

   Common Shares, $.01 par value
    per share, authorized 30,000,000
    shares, issued and outstanding
    13,297,872 shares at January 31, 1997;
    13,922,584 Common Shares will be
    issued and outstanding  after
    exercise of Warrants and conversion
    of the Preferred Shares;                    125,651              131,899

   Preferred Shares, $.01 par value
    per share, authorized 5,000,000
    Shares,  issued and outstanding
    150 Preferred Shares at January 31,
    1997 (1);  after  conversion of the
    Preferred Shares, there will be -0-
    Preferred Shares outstanding.                     1                    0

  Additional paid in capital                  6,606,358            6,793,472

  Accumulated deficit                        (2,722,533)          (2,722,533)
                                            -----------          ------------
    Total stockholders' equity                4,016,803            4,070,939
                                            -----------          ------------
          Total Capitalization               $4,070,939           $4,070,939
                                            ===========          ============
____________________

     (1) Subsequently, 60 Preferred Shares were converted into 229,039 Common Shares.

     (2) Assumes conversion of Preferred Shares and exercise of the Warrants. The number of Common Shares into which the Preferred Shares may be converted as been taken for purposes of this table at 600,000 Common Shares. The formula for conversion is $1,500,000 (the aggregate purchase price of the Preferred Shares) divided by the lesser of $6.07 (the "Market Price on the date of purchase) or 75% of the "Market Price" on the date(s) of conversion. The actual number of Common Shares into which the Preferred Shares are converted may be greater or lesser than this number


                             SELECTED FINANCIAL DATA

     The selected unaudited financial data of the Company set forth below for the nine months ended January 31, 1997.

                       Nine Months Ended January 31, 1997
             ----------------------------------------------------------
Statement of Income Data:
Net Sales                                     $  430,501
Cost of Goods Sold                               150,421
Gross Profit                                     280,080
Total Operating Expenses                         731,037
Profit (Loss) From Operations                    450,957
Other Income (Expenses)                         (130,095)
Net Loss                                     $  (320,862)
Net Loss Per Share Primary                       $(0.02
Common Shares Outstanding                     13,297,872
Net Loss Per Share Diluted                       $(0.02)
Common Shares Outstanding
   Assuming conversion of
   convertible preferred shares               13,922,584

                          As of January 31, 1997     As Adjusted  (Pro-forma)(1)
                          ----------------------     ---------------------------
Balance  Sheet  Data
  Working  Capital             $3,852,189               $3,906,325
  Total Assets                  4,199,340                4,253,476
Total  Liabilities                182,537                  182,537
Shareholders' Equity           $4,016,803               $4,070,939

     ------------------------
     (1) Assumes conversion of Preferred Shares and exercise of the Warrants. The number of Common Shares into which the Preferred Shares may be converted has been taken for purposes of this table at 600,000 Common Shares. The formula for conversion is $1,500,000 (the aggregate purchase price of the Preferred Shares) divided by the lesser of $6.07 (the "Market Price" on the date of purchase) or 75% of the "Market Price" on the date(s) of conversion. The actual number of Common Shares into which the Preferred Shares are converted may be greater or lesser than this number. Subsequent to January 31, 1997, 60 Preferred Shares were converted into 229,039 Common Shares.

     MANAGEMENT'S  DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
                      for the years ended October 31, 1996 and
             the nine-month periods ended January 31, 1996 and 1997

     Development Stage Activities
     ----------------------------
     Until 1991, the Company was involved in marketing educational books and software to schools and municipal libraries and audiovisual educational packages throughout the United States. In 1991, the Company reduced its concentration on this market because of competition, increasing costs of doing business and slow collections from municipalities and sought new technologies in emerging markets. The Company has continued one small segment of its original business, that of selling audiovisual packages to libraries.

     The Company was considered to be a development stage company with little operating history subsequent to its reorganization and the commencement of development of its newly acquired biomedical technolgies which are, at present, its core business. These activities have been funded through the sale of convertible debentures aggregating $1,425,500 which were subsequently converted to Common Shares at $.75 per share, and through the exercise of 143,000 "A" warrants at $1.00 and 32,000 "B" warrants at $1.00 per share aggregating $175,000. The Company also sold 150 convertible preferred shares at $10,000 per share for an aggregate consideration of $1,500,000 and net proceeds of $1,405,000. As of January 31, 1997, the Company sold 732,645 Common Shares for an aggregate consideration of $2,197,935 through the exercise of nonstatutory stock options. As of January 31, 1997, the Company has started commercial production of its drug testing kits and has what Management maintains are adequate resources to adequately fund its operations.

   Results of Operations for the Nine Months Ended January 31, 1997 as Compared to the Nine Months Ended January 31, 1996.
--------------------------------------------------------------------------------
     Revenues from the book segment of the business were $ 237,538 for the nine months ended January 31, 1997 as compared to $120,261 for the nine months ended Januray 31, 1996 representing a increase of $117,277 or 97%. This increase in book sales is directly attributable to the Company's reorganization of its telemarketing activities and a bulk inventory purchase at significant savings. Costs of goods sold for the nine months ended January 31, 1997 were $87,820 as compared to $61,409 for the nine months ended January 31, 1996 representing a cost of goods sold percentage of 36.9 % for the nine months ended January 31, 1997 as compared to 51.1% for the nine months ended January 31, 1996. This cost reduction is the result of the purchase of a significant book inventory at a greatly reduced cost.

     Revenues from the initial sales of drug testing kits were $192,963 for the nine months ended January 31, 1997. Costs of goods sold for the nine months ended January 31, 1997 was $62,601 or 32.4%. This cost represents a reduction of 31.8% from the cost ratio as of October 31, 1996 due to the purchasing of raw material in commercial amounts.

     General and administrative costs for the nine months ended January 31, 1997 were $583,569, an increase of 99.3% over expenses of $292.749 for the nine months ended January 31, 1996. These increased costs are the result of labor costs for executive and office personnel of $255,849, legal and professional expenses of $37,292, office expense of $137,391, marketing expense of $145,604, product development of $49,887 and rent of $7,433. Research and development expense of $74,978 for the nine months ended January 31, 1997 was $153,644 less than the $228,622 expended during the nine months ended January 31, 1996. This decrease in research and development is the result of gradual completion of development of the drug testing delivery system.

     Results of Operations for the Three Months Ended January 31, 1997 as Compared to the Three Months Ended January 31, 1996.
--------------------------------------------------------------------------------
     Revenues from the book segment of the business were $188,951 for the three months ended January 31, 1997 as compared to $37,845 for the three months ended January 31, 1996 representing a increase of $151,106 or 399%. This increase in book sales is directly attributable to the Company's reorganization of its telemarketing activities and a bulk inventory purchase at significant savings. Costs of goods sold for the three months ended January 31, 1997 were $62,042 as compared to $35,036 for the three months ended January 31, 1996 representing a cost of goods sold percentage of 32.8 % for the three months ended January 31, 1997 as compared to 92.6% for the three months ended January 31, 1996. This cost reduction is the result of the purchase of a significant book inventory at a greatly reduced cost.

     Revenues from sales of drug testing kits were $192,963 for the three months ended January 31, 1997 compared to $-0- for the same period in fiscal 1996. Costs of goods sold for the three months ended January 31, 1997 was $62,601 or 32.4%.

     General and administrative costs for the three months ended January 31, 1997 were $247,456, an increase of 1% over expenses of $226,077 for the three months ended January 31, 1996. The increase of $21,379 is the result of labor costs for executive and office personnel. Research and development expense of $8,228 for the three months ended January 31, 1997 was $121,993 less than the $130,221 expended during the three months ended January 31, 1996. This decrease in research and development is the result of gradual completion of research leading to the development of the drug testing delivery system.

     Results of Operations for the year ended April 30, 1996 as compared to the year ended April 30, 1995.
     ---------------------------------------------------------------------------
     The only revenues for fiscal 1996 were revenues from the audio-visual segment of the Company's operations. The Company had no revenues as of April 30, 1996 from the Company's drug testing products. Revenues from the audio-visual segment of the business were $137,891 for the year ended April 30, 1995 as compared to $158,105 for the year ended April 30, 1996 representing an increase of $20,214 or 14.7%. This increase is directly attributable to the increased effectiveness of the Company's use of telemarketing to reach the Company's defined market of schools and libraries as substantially all marketing is audio-visual materials is through telemarketing. Costs of good sold for the year ended April 30, 1995 were $45,204 as compared to $96,444 for the year ended April 30, 1996 representing a cost of goods sold percentage of 32.8 % for the year ended April 30, 1995 as compared to 61% for the year ended April 30, 1996. The increase in costs is attributable to the product mix of the items sold having a higher wholesale cost. Increases in the wholesale price of products caused a reduction in gross profits of $31,026 from $92,687 for the year ended April 30, 1995 as compared to $61,661 for the year ended April 30, 1996.

     General and administrative costs for the year ended April 30, 1996 were $518,826, an increase of 300% over expenses of $129,719 for the year ended April 30, 1995. These increased costs are the result of increased labor costs for office personnel and consulting expenses of $427,225. Research and development expenses of $358,844 for the year ended April 30, 1996 increased by $178,432 or 132% over the amount expended of $135,412 for the year ended April 30, 1995. This increase in expenses is the result of increasing amounts expended for development, experimentation and improvement of test chemicals and laboratory and field trial testing of the workplace drug testing delivery system and research and development relating to the Company's other biomedical products. 15

    Liquidity And Capital Resources As Of The End of Fiscal Year, April 30, 1996
    ----------------------------------------------------------------------------
     The Company increased its cash balance to $437,532 and working capital to $329,085 as of the end of fiscal 1996 is the result of the sale in the aggregate of $1,407,000 convertible debentures over a three year period. The Company has expended $535,186 to date for the research and development of its biomedical products.

     Management believes that the present cash balance will pay the initial cost of entering the bio-technical business. This includes completing the design, creating initial inventories and obtaining initial orders and sales of the Company's biomedical products. Management believes that until profitable operations are achieved, the Company must expend resources on research and development, design and marketing, and, as a result, additional funds may be required.

   Liquidity And Capital Resources As Of The End Of Fiscal Period Ending January 31, 1997.
--------------------------------------------------------------------------------
     The Company's cash balance was $2,302,566 with $1,021,867 in treasury bills and certificates of deposit invested for six months and working capital was $3,852,189 as at January 31, 1997. These balances are the result of the sale and conversion of convertible debentures in the principal amount of $18,500 and $175,000 through the exercise of 143,000 "A" Warrants and 32,000 "B" Warrants at $1.00 per share. The Company also sold 150 convertible preferred shares at $10,000 per share for an aggregate consideration of $1,500,000. Finally, as of January 31, 1997, the Company sold 732,645 common shares for an aggregate consideration of $2,197,935 through the exercise of nonstatutory stock options.

     Management believes that the present cash balance will pay the ongoing cost of the biomedical business. As of January 31, 1997, the Company has started commercial production of its drug testing kits and no longer considers itself to be a development stage company.


                                    BUSINESS
Summary
-------
     From its inception in 1986 until 1991, the Company, a New York corporation, was involved in marketing educational books and software to schools and municipal libraries and audiovisual educational packages to educational institutions and to corporations throughout the United States. In 1991, the Company reduced its concentration in this market because of heightened competition, increasing costs of doing business and slow collections from municipalities and commenced seeking new technologies in emerging medical markets. The Company has continued one small segment of its original business, that of selling audiovisual packages to libraries. The Company purchased certain biomedical technologies from its Executive Vice-President and purchased and rescinded the purchase of other technologies from another party who became and then resigned as an officer and director of the Company. The Company has no present intention of entering into transactions in the future with related parties. (See "Certain Transactions.")

     Since its inception, the Company has an accumulated deficit of $2,722,533 (see Financial Statements - Balance Sheet). The Company's auditor, in his report accompanying the financial statements, has characterized the Company as a development stage company with little operating history subsequent to its reorganization and commencement of development of biomedical technologies which are, at present, its core business. This report could adversely affect the market price of the Common Shares, the ability of the Company to raise capital, the ability of the Company to conclude supply contracts for parts and inventory and the ability of the Company to enter into contracts for the sale of its workplace drug testing kits. Footnote No. 2 to the Financial Statements further states that the Company's continuation as a going concern is dependent upon its ability to obtain adequate financing or the develop profitable operations.

     Management believes that the Company's accumulated deficit is the result of discontinued operations, the development of its workplace drug test kits and the development of other biomedical products. However, investors should be aware that the Company has never been profitable during its ten year history and that there is no assurance that the Company's biomedical operations will become profitable.

     The Company is currently in the business of acquiring, developing and marketing biomedical technologies and products. The Company currently owns two technologies for screening drugs of abuse - a workplace screening test and a preliminary test for use by laboratories. The Company has begun to market its workplace screening test and has produced and delivered several thousand units of this test. The Company's workplace screening test is a one-step test kit that allows a small urine sample to be tested for the presence or absence of drugs of abuse. The competitively priced test is self-contained with no exposure of the test administrator to the urine sample. In Management's opinion, the Company's drug test kit is easier to use than any competitive product and requires no mixing of reagents In addition, hundreds of controlled tests conducted by independent laboratories compared the Company's "Rapid Drug Screen Test" with results produced by EMIT II and GCMS, two standard laboratory tests, with 100% correlation of both positive and negative test results. As a result, Management believes that the Company's Rapid Drug Screen Test is as accurate as those laboratory tests.

     The Company has installed equipment suitable for the mass production of the workplace drug screening test and commenced pre-production using this machinery during the last week in October, 1996. Production, in December, 1996, increased to 5,000 units per week. Mmanagement predicts that a production rate of 20,000 units per week will be achieved commencing January, 1997.

     The Company has secured several significant orders and many smaller orders for its workplace screening test. The Company, as of the date of the Prospectus, had shipped and invoiced in excess of $350,000 of workplace drug test kits. In addition, the Company has received standing orders from domestic and international customers. Each customer has estimated the yearly volume of orders from the same customer. If all the estimates are ultimately embodied in purchase orders, of which there is no assurance, the total revenues to be received for the twelve months commencing January 1, 1997, considering only orders and estimates received prior to December 31, 1996, would exceed $10,000,000.

     The Company also owns a patented low cost method for producing Keratin proteins. The uses for such proteins include hardening of finger nails and carrying topical lotions and medicines through the skin. In addition, the Company is developing a saliva test for alcohol consumption. Existing saliva tests for alcohol consumption require exposure to the saliva sample and the addition of reagents. The Company's test is self-contained, involves no additional reagents and can be priced lower than existing competitive products. The Company has no intention of developing or marketing its laboratory test, its Keratin technology or its saliva test for alcohol consumption until after its workplace screening test has been in full production for at least three months. The Company has fully developed and expects to commercialize its anti-dilutant product which detects the presence of dilutants to the urine specimen, added detergents or "urinade" (a product which supposedly is able to void drug tests).

     The Company may develop or acquire additional drug testing or biomedical technologies or products in the future. However, it has not yet located any technologies which it desires to develop or acquire.

     Background
     ----------
     According to the "1996 AMA (American Management Association) Survey Workplace Drug Testing and Drug Abuse Policies Summary of Key Findings," an annual report on drug testing in the workplace, 81% of major United States firms now test employees and/or job applicants for drug use, an increase of 277% since 1987 and an increase of 3% since 1995. The AMA attributed the increase to several factors, including Department of Transportation and Department of
Defense regulations which, in conjunction with local and state legislation, mandate testing in certain job categories, the Federal Drug-Free Workplace Act of 1988, court decisions recognizing an employer's right to test both employees and job applicants in the private sector for drugs of abuse, action by insurance carriers to reduce accident liability and control health care costs and corporate requirements that vendors and contractors certify that their workplaces are drug-free.

     The AMA found that business category was the most important determinant in drug testing. The percentages in each category which tests for drugs of abuse are manufacturers (89%), transportation (100%), wholesalers and retailers (79%), general service providers (77%), business service providers (60%) and financial service providers (56%).

     The survey states that the usual and recommended procedure for urine samples calls for a retesting of positive samples by the gas-chromatography method. It also states that 76% of firms that test utilize a medical review officer ("MRO") who analyzes test findings, judges them against the test subject's medical profile and renders a verdict to the employer which does not see the test results but only the MRO's report. The use of an MRO offers significant protection to employees who may test positive due to the use of prescription drugs or non-controlled substances which register as controlled substances.

     The Substance Abuse and Mental Health Services Administration, Office of Applied Studies of the United States Department of Health and Human Services, Public Health Service, in its advance report number 18 released in August, 1996 entitled "Preliminary Estimates from the 1995 National Household Survey on Drug Abuse," notes that 14.3% of unemployed adults, age 18 years and older, were current illicit drug users in 1995 compared with 5.5 % of full-time employed adults and that the rate of drug use decreased from 1994's 6.7%. 71% of all current illicit drug users 18 years old and older (7.4 million adults) were employed, including 5.5 million full-time workers and 1.9 million part-time workers. Because of the high incidence of workplace drug use, the testing of employees for the most "popular" drugs has become widespread. Positive tests often result in discharge of or treatment for the employee. In addition, the threat of testing, particularly random testing, has the prophylactic effect of reducing workplace drug use.

     The Company believes that the drugs of abuse testing market is large and growing and that the largest market opportunity for on-site drug screening products is the private sector with an additional large public sector demand. According to management, drug testing performed in an on-site facility using technologies designed for on-site use can be just as accurate as testing performed in a full-service lab. Drug screening tests are now performed in markets which include: preemployment testing; random testing of employees; drug rehabilitation programs; hospital laboratories; emergency rooms; private security agencies; public transportation; law enforcement agencies; probation and parole programs and Defense Department contractors.

     In April, 1997, the Company applied for a listing on the Nasdaq SmallCap Market. There is no assurance that a listing will result. (See "Risk Factors.")

Workplace Drug Test
-------------------

     Design
     ------
     The first product, trademarked "The Rapid Drug Screen," developed and marketed by the Company is a workplace test of five drugs of abuse which can be used in offices, factories, "halfway" houses, remote locations and in all situations where an immediate result is required. The product consists of a "NIDA 5 Card," a business-card size card divided into five lengthwise strips, or sections. The person being tested urinates into a test cup, puts on the lid, and hands it to a supervisor or other person administering the test. The test administrator inserts the card into a pre-punched slit in the cup cover without the danger of spilling or of touching the urine inside. Thus, the administrator is not exposed to the urine sample does her or she have to mix reagents. Within three minutes, the results can be read on the insert through the side of the cup. A line across of the top segment of any of the sections indicates the sample is positive for one of the five specific drugs of abuse - PCP, marijuana, cocaine, amphetamines and opiates - designated by NIDA ("National Institute on Drug Abuse") in the "Drug-Free Workplace Act of 1989" as those to be tested for in most federally regulated drug testing programs. If the results are positive, the cup is sealed with provided materials and sent to a laboratory for confirmation. No adverse action is taken by the test administrator unless confirmation of a positive test is received from an independent laboratory.

     One of the problems which often occurs in the use of workplace drug testing is fraud or evasion practiced by the person being tested. The two most prevalent methods of avoiding adverse test results are (i) the substitution by the person being tested of a hidden "clean" urine sample which he or she brings to the test and (ii) the substitution of water or a colored liquid or the dilution of urine with water. As a consequence, each of the Company's drug test strips contains two additional sensors. The first is a temperature sensor which helps prevent the substitution of another urine sample as the likelihood is that the substituted sample could not retain proper temperature. The second is a chemical strip incorporated in a horizontal band which changes color on both positive and negative urine samples, if the sample is, indeed, urine. If this strip does not change color, the test administrator is advised to retest.

     The kit contains the following instructions: if only one horizontal band changes color in any NIDA strip, the sample is positive for that drug and the sample should be sent to a laboratory for confirmation. If both bands in any NIDA strip change color, the sample has tested negative for that drug. If neither band changes color, the sample is not urine or the test is void and the employee or other person being tested must submit another urine sample for retesting.

     In addition, the Company has designed two additional drug tests, a two panel card and an eight panel card. The Company began to ship the two panel test in November, 1996, and intends to commence manufacturing the eight panel strip during the first quarter of fiscal 1998. The two panel strip, designed for juvenile corrections centers and educational institutions, tests only for cocaine and marijuana. The eight panel strip, designed to rival two competitive products, Biosite and Drug Screen Systems, adds barbiturates, benzodiazepines and methamphetamines. These additional tests will be combined in single unit with the NIDA 5 card so that one sample can test for eight drugs of abuse simultaneously.

     Manufacture
     -----------
     After the successful completion of clinical trials in May, 1996, the Company initially subcontracted the manufacture of components, including the test strips, of The Rapid Drug Screen to several outside manufacturers. These components were then assembled for the Company by Columbia Advocacy and Resource Center ("COARC"), an FDA-approved contract manufacturer in nearby Mellenville, New York. COARC is a federal and state licensed not-for-profit agency where several hundred non-disabled employees work side by side with developmentally disabled employees to manufacture a wide variety of products and services.

     The Company found that the use of subcontractors to produce the test strips was unsatisfactory from a pricing, delivery and quality control standpoint. The Company has ordered, received and installed equipment in a dedicated "white" room in the COARC facility which will allow the COARC to manufacture the test strip component of the product as well as to undertake its assembly operations on the Company's behalf. The white room dedicated to the workplace drug screening test is temperature and humidity controlled and has an airborne particulate filtering system. The Company owns the equipment which is being be used by employees of COARC. Other employees of COARC assemble, pack and ship the units. COARC has established a stringent Quality Assurance/Quality Control ("QA/QC") Program to insure data reliability and product consistency. The Company intends to continue to contract out the printing and manufacture of specimen cup components. The Company has commenced production using the equipment and anticipates that the equipment will be fully operational during December, 1996. The equipment, as installed, is capable of producing up to 600,000 units per month utilizing two shifts five days a week.

FDA Approval
------------
     Though FDA approval is not required for most forms of workplace drug testing, including The Rapid Drug Screen, it will be required for use in a clinical setting which Management anticipates may become a future marketplace for the Company's drug testing products. Testing of one hundred samples was completed in July, 1996 and showed 100% correlation to tests performed in a recognized testing laboratory. An Federal Drug Administration ("FDA")"510K" application was filed on July 15, 1996. Utility and application patents were filed on March 11, 1996.

Marketing
---------
     The Company has placed advertisements in trade journals and mounted direct mail campaigns; and Company representatives have attended trade shows. Although the Company initially believed that it would sell primarily through individual representatives, it has changed its marketing program so that it sells primarily to distributors which then resell to the various marketplaces. It has, however, retained three of its initial twelve representatives. The Company has completed the development of the instructional and support materials surrounding the test kit. The Company is currently developing an educational curriculum to be packaged with The Rapid Drug Screen as an option for corporate clients. The package includes (i) educational materials such as an employee guide, brochures, and posters for the workplace, (ii) a Management guide, (iii) an "800" number for supervisors/managers to call for guidance in various situations when an employee is found positive for drugs of abuse, (iv) an "800" number for employees for information on their rights and counseling opportunities, (v) test kits, (vi) materials to help insure the urine samples are not contaminated,
(vii) plastic gloves, (viii) a secure container for positive samples,(ix) an "800" number for pickup and delivery of positive samples to an associated laboratory for confirmation and (x) a quarterly newsletter with updates for management. The Company has garnered initial orders from distributors, municipal bodies and corporate users as well as from penal facilities.

     The Company has divided its marketplace into the following categories.

     Corporate Workplace Drug Testing Programs
     -----------------------------------------
     The Company has developed a network of distributors and administrators of workplace drug testing programs to sell its Rapid Drug Screen testing kit. Its largest initial order for this marketplace is from Zee Services, Inc. a division of Mckesson Corp. Zee Services utilizes a network of 80 regional distributors which, in turn, employ 1,300 sales representatives each with a well-stocked company van to sell to 350,000 small and medium sized industrial clients a variety of products ranging from first aid kits to drug testing kits. The initial order of 50,000 test kits is being produced. CannAmm, Inc., a similar company operating in Canada, has likewise become a distributor. Customers in the workplace drug testing category include Bally's Total Fitness, Business Medical Services, Inc., Noble House International, Inc. ("Noble House") and Alcohol Testing for the Workplace, Inc., (a firm which tests for a variety of drugs of abuse). The Company has recently entered into a distribution agreement with Accuracy Testing PLUS, Houston, Texas, which offers comprehensive workplace programs, including testing, education and training.

     Corrections and Law Enforcement
     -------------------------------
     This market includes federal, state and county level correctional facilities, pretrial agencies, probation and parole departments at the federal and state levels and juvenile correction facilities. The Company has received orders from several agencies such as the Broward County, Florida, Sheriff's Department which has indicated potential orders of up to 200,000 units per year. The United States Probation Department ordered 500 units for use in a comparison test with other on-site products. The Company has exhibited at the American Corrections Association summer trade show in Nashville in August, 1996 and will exhibit at the January, 1997 winter show.

     Rehabilitation Centers
     ----------------------
     This market includes the people in treatment for substance abuse in general hospitals, mental health centers and outpatient programs. The importance of this market relates to the frequency of testing. For example, in many residence programs, patients are tested each time they leave the facility and each time they return. In outpatient programs, patients are generally tested on a weekly basis. The Company has received orders from a chain of 60 rehabilitation centers and is negotiating with others. The Company will be exhibiting at the Employee Assistance Program convention in Chicago in 1997.

     International Markets
     ---------------------
     The Company has entered into a non-exclusive distribution agreement with CanAmm, Inc., a Canadian distributor, an exclusive agreement with Nobel House International, Inc., a U.S. distributor for Chile and is negotiating for exclusive distribution for Pacific Rim countries with a Canadian-based distributor. Nobel House International, Inc. has committed to a minimum of 250,000 "two panel" tests for Chile, (to test parochial high school students)and is negotiating purchase agreements with relevant government agencies of other South and Cental America and Caribbean countries.

     Clinical, Physicians and Hospitals
     ----------------------------------
     The Company was approached and is negotiating an agreement with a major drug company to distribute the Rapid Drug Screen under a joint label to the worldwide clinical market, including physicians, hospitals and laboratories. The Company is actively pursuant this market now that the FDA has approved its drug test kit for sale to clinics, laboratories, physicians and hospitals.

     Consumer and Over-the-Counter
     -----------------------------
     The Company's Rapid Drug Screen test is ideal for consumer use as it leads to immediate and accurate results at a price less than half of available consumer kits. Since receiving its FDA 510(k) approval, the Company has actively pursued this market. It has been approached by several store and pharmacy chains. The Company intends to market through distributors or to sell directly to larger retail chains.

     Additional Markets
     ------------------
     As reported in the "New York Times," October 20, 1996, President Clinton has called for drug testing of all teenagers by state motor vehicle departments prior to granting driving licenses to them. In addition, certain low-income housing funded by the Department of Housing and Urban Development are testing residents as a condition for continued occupancy. Finally, many high school and college sports programs are requiring random testing for drugs of abuse as a condition of student participation.

     Samples
     -------
     The Company has found that one of its best marketing methods is the shipping of samples to potential customers which have expressed interest through responses to telemarketing, trade show demonstration, advertising or word of mouth. Although initially expensive, the Company have found that the best way to make sales is through demonstration and testing of the product's features.

     Competition
     -----------
     Competition to the Company's workplace drug test comes from tests by Roche Diagnostic Systems, Editek, Inc., Biosite Diagnostics, Drug Test Resources International and Drug Screening Systems, Inc. In the Roche test, the tester must invert the cup for ten seconds. Because the testing chemistry for those tests is contained in the cup, a number of confirming laboratories will not except samples in the cup for confirmatory analysis as the presence of the testing chemicals could skew results. Editek's Easy Screen involves six steps, including pipeting a drop of urine for each test, applying drops of enzyme conjugates, applying drops of wash buffer and wiping and applying drops of substrate before the test results can be read. Biosite's Triage product involves pipeting drops of urine and reagents. The Drug Test Resources test involves pipeting drops of urine. The Drug Screening Systems test involves pipeting drops of urine and reagents. In addition, Psychemedics introduced a test which requires the subject's lock of hair be sent its laboratory for evaluation, which takes five to fifteen days. The test is several times as expensive as the Company's. Its only advantage over the Company's test is that drug residues remain in the hair longer than in urine so that an employer or parent can gain a perspective of drug use over a longer period of time and the drug test cannot be circumvented by a brief period of abstinence.

Principal Suppliers
-------------------
     The Company's major suppliers are as follows: IVEK Corporation, Springfield, VT, produces the equipment which is used in the manufacture of the test strips; Kinematic Automation, Twin Harte, CA, produces the cutting equipment for the test strip backing; Arpak Plastics, Inc., Plattsburgh, NY, supplies specimen cups and covers; Monarch Plastics, Mount Laurel, NY, prints the plastic test card. The Company has located additional sources of components from which it could purchase if required. The Company subcontracts the manufacturer of the test strips and the assembly, packaging and fulfillment to COARC, Mellenville, NY, a medical device manufacturer registered with the Federal Drug Administration. This registration requires that COARC submit to periodic "audits" of its facilities to ensure compliance with FDA standards. The COARC facility contains 70,000 square feet of manufacturing, office and assembly space, including a white room specifically designated to the manufacture of the Company's products which has airborne particulate removal equipment and is humidity controlled. The Company has placed manufacturing equipment in COARC's premises for use by COARC personnel for the production of the Company's drug test kits.

     The Company places purchase orders with COARC for specific quantities of the test strips. It also pays COARC a per unit fee to assemble the test kits and to pick, pack and ship the kits to the Company's designated customers. Although the Company prefers COARC because it is located within twenty miles of its premises, because of its quality of production, because of its ability to respond quickly to orders and because of its experience in biomedical production, the Company has located additional subcontractors which could, if needed, perform substantially the same services as COARC at similar prices.

Patents and Trademarks
----------------------
     The  Company  has applied for  registration  of the  following  trademarks:
"American Bio Medica" and "Rapid Drug Screen." The Company's trademark counsel, Edmund Jaskiewicz, Esq., Executive Vice-President, has opined that there are no similar marks and, as a consequence, the Company feels confident that such marks will be registered. Stan Cipkowski, has assigned to the Company for no consideration, his application for a utility and design patent in the United States and Canada on the drug screen kit as an entity. Mr. Jaskiewicz, as patent counsel, has opined that a search has revealed no competing patented products However, there can no assurance that a patent will be granted or that it will withstand challenge. The Company intends to apply for patents and trademarks in the European Common Market and Japan.

Government Regulations
----------------------
     The Company's business had benefited by Federal and state regulations relating to drug free workplace, particularly the Drug Free Workplace Act of 1988. Clinical sales of the drug test kit must await final FDA approval of the tests for two of the NIDA drugs of abuse. Approval is anticipated prior to the end of the year.

Drugs of Abuse Preliminary Screen (ABM Prescreen)
-------------------------------------------------
     The second of the Company's products is a preliminary drug screen which is an easy to use, accurate and cost effective test paper for the drug testing market. This test will, if the results are negative, eliminate the possibility that the person tested has used any of twenty drugs. The laboratory technician places a few drops of pretreated urine on a test paper and reads the results visually within a few minutes. Over 90% of tests submitted to laboratories yield negative results. Thus, the primary use for this product in laboratories is as a means of inexpensively and quickly eliminating, through negative results, over 90% of the testing required. A patent application is in process. Pre-clinical trials for the preliminary drug screen have been completed at two independent laboratories contracted by the Company. Pre-clinical tests include laboratory evaluation of product chemistry and observation of results of addict urine samples tested with the product over a period of time. These tests were conducted under the supervision of John Questal, principal of one of the contract laboratories and a member of the Company's Scientific Advisory Board, and were reviewed by Dr. Henry Wells, the Company's Vice-President-Product Development. Based on the success of pre-clinical evaluations, independent clinical tests were conducted by American Medical Laboratories, Chantilly, Virginia. The Company expects to introduce its ABM Prescreen to the market as an inexpensive alternative to the products being offered by the current market leaders, Roche Diagnostics and Biosite.

     These two companies dominate the rapid drug screen market. Roche's On Trak product has been available since 1988 with an end-user cost of $24.00. The majority of its sales is for clinical uses. Biosite's Triage product was introduced in 1993 and is now priced at $33.50. The majority of its estimated $25 million in sales comes from emergency rooms. Though similar in concept and implementation, the technologies are different and involve a multi-step procedure to indicate positive or negative results for up to eight specific drugs of abuse within ten minutes. Management believes the ABM Prescreen is positioned ahead of these products as an inexpensive first step in which positives can be separated from negatives in five minutes for less than $8.00 per test. The ABM prescreen test is not drug specific and will indicate positive or negative for all known drugs of abuse and their derivatives. Similar to the Roche and Biosite products, it involves several steps, including adding a reagent to the urine specimen and a filtering process. Since it is not self-contained like the Company's tests, it is less appealing for customers not used to or not desirous of handling urine. The Company has conducted research and development activities(and will continue such activities once full production in its workplace drug test products is achieved) with an objective of reducing the number of steps and time necessary to conduct a preliminary screen test.

Alcohol/Saliva Test
-------------------
     The Company has developed a technology that will detect alcohol levels in individuals through a quick, one step, on-site, saliva test that can be calibrated to specific sensitivity levels. Though at an advanced stage of development, additional laboratory work and clinical evaluations will need to be funded and completed prior to any patent applications or commercialization. These activities are not expected to commence prior to fiscal 1997. Law enforcement and workplace testing would be the initial markets approached. The Company is only aware of one, nonspecific to sensitivity levels, two step product now available.

KDMP (Keratin Derivative Modified Protein)
------------------------------------------
     Keratin Derived Modified Protein ("KDMP") is a liquid keratin protein complex containing water soluble peptides and is rich in cysteine. It can be used as an active ingredient in varying concentrations in the formulations of quality skin, nail, and hair care products. Pre-clinical trials have been completed and the Company intends to license or sell the technology. Various patents relating to this technology have been assigned to the Company by Edmund Jaskiewicz, Vice-President, as part of the consideration for his receipt of common shares of the Company (see "Certain Transactions"). The Company is currently manufacturing this product in small quantities for several companies who have requested samples for evaluation. The Company does not intend to devote any substantial economic or personnel resources to the development or marketing of this product for at least twelve months. As a result, no revenue is expected to be derived from this product until, at earliest, late 1997.

The Company's Plan of Operations
--------------------------------
      For  the  next  twelve  months,  the  Company   intends  to  continue  the
establishment of a network of distributors which service customers in non-clinical workplace, correctional institution or drug rehabilitation areas, to market and sell its drug testing kits, to manufacture and ship such kits and, once manufacturing has reached the capacity needed to fulfil orders, to continue research and development on its additional biomedical products.

     As of the date of the Prospectus, the Company had entered into non-exclusive, non-clinical market distribution agreements with a number of companies, including national (such as Zee Services, Inc., a subsidiary of McKesson Corporaton), regional (such as Accuracy Testing Plus, Houston, Texas and Excel Laboratories, Huma, LA) and local distributors (such as Western
Pathology Consultants, Scottsbluff, Nebraska, Business Medical Services, Columbus, Ohio and Prima Healthcare Group, Springfield, Missouri). In addition, the Company, on September, 6, 1996, entered into a non-exclusive distribution agreement for Canada with Ammcan, Inc., Toronto, Ontario.

     These agreements permit the distributors to sell the products of other manufacturers and permit the Company to sell its test kits to other distributors within and outside the territory of each distributor. The agreements are cancelable by either the Company or the distributor upon 30-days' written notice. Each of the Company's domestic distributors has submitted purchase orders which the Company is in the process of fulfilling.

     The Company intends to enter into distribution agreements on an international basis as such distributors are identified. The Company has entered into an agreement with Noble House, Miami, Florida for representation of the Company in foreign countries, Noble House is negotiating sales on behalf of the Company in Colombia, Argentina, Panama, Costa Rica and Caribbean countries as well as in Puerto Rico. Noble House has secured a contract in Chile to sell, for a two year period, a yearly minimum of 250,000 kits which test for two drugs of abuse - Cocaine and Marijuana. The Company has entered discussions with several suitable distributors in the Philippines, Mexico and Israel. However, no agreements have been entered into and there is no assurance that any such agreements will be executed or, if executed, that any sales will be generated thereby.

     The Company has retained three sales representatives, on a straight commission basis, in Atlanta, Georgia, Fort Lauderdale, Florida and Denver, Colorado. These representatives call on accounts, such as corporations and
correctional   institutions   directly.

     The Company's present manufacturing equipment and personnel designated by COARC is sufficient to produce 60,000 drug test kits each week, assuming two shifts per day, five days a week. In the event the Company desires to increase production, which it intends to do when volume reaches 60,000 units per week, its estimated costs for additional equipment are $40,000 which it anticipates will be covered from gross profits or from cash on hand.

     The Company has commenced an extensive direct mail campaign and participation in trade shows such as the Employee Assistance Program held in Chicago, in November, 1996 and the American Correctional Show in January, 1997 in Annapolis, Maryland. The Company has already produced and dispatched materials for mailings and constructed trade show booths, attended trade shows and committed to attend several annual and semiannual shows. It anticipates funding its costs of transportation, lodging, entertainment and set up and other miscellaneous expenses from cash on hand.

     The Company has funded and will continue to fund its marketing, sales and manufacturing activities from the proceeds of its recent sale of 150 Preferred Shares, raising net proceeds of $1,405,000 and the exercise of 732,645 nonstatutory options raising proceeds of $2,197,935.(See Front Cover Page, "Certain Transactions" and "Description of Securities.")

     The Company does not now nor does it intend to enter into any agreements with affiliated parties for the purchase of technologies, the sale of product or the purchase of inventory. (See "Certain Transactions.")

                                   MANAGEMENT

     Directors and Executive Officers.
     ---------------------------------
     The directors and executive officers of the Company and their respective ages, positions with the Company, along with certain biographical information are as set forth below.

    Name             Age                 Position                       Since
    ----             ---     ----------------------------------         -----
Stan Cipkowski       48     President, Treasurer and a Director          1986
Edmund Jaskiewicz    74     Chairman of the Board of Directors,
                             Executive Vice-President and Secretary      1992
Jay Bendis           49     Vice-President-Marketing and a Director      1995
Henry J. Wells       64     Vice-President-Product Development           1995
Jasper R. Clay, Jr.  64     A Director                                   1997
John F.  Murray      52     A Director                                   1997

     Stan Cipkowski founded the predecessor of the Company in 1982 and has been an officer and director of the Company since its incorporation in April 1986. From 1982 to 1986, he was sole proprietor of American Micro Media, the predecessor, which was acquired by the Company. In addition, from 1983 to 1987, Mr. Cipkowski was a general partner of Florida Micro Media, a Fort Lauderdale-based marketer of educational software and was a principal shareholder and Chief Financial Officer of Southeast Communications Group, Inc., a publisher of direct response media. In 1982, he became a consultant to Dialogue Systems, Inc., a New York-based developer of training and communications materials, where he served as Vice President of Sales and Marketing. From 1977 to 1982, he was employed by Prentice-Hall Publishing Company, reaching the position of National Sales Manager. Prior to 1977 he was employed as an accountant for the New Seabury Corporation and as Mid-West Area Manager for the Howard Johnson Company.

     Edmund Jaskiewicz is a lawyer-engineer. He has practiced international patent and corporate law as a sole practitioner since 1963 and has served as Chairman of the Board of Directors since 1992. From 1953 to 1963 Mr. Jaskiewicz was associated with Toulmin and Toulmin, Esqs., Washington, D.C. From 1960 to 1962, he resided in Frankfurt, Germany managing that firm's local office. From 1952 to 1953 he was with the Patent Section of the Bureau of Ordinance of the Department of the Navy working on patent infringement and licensing matters. He received his JD. in 1952 from George Washington University Law School and his BS. in Engineering from the University of Connecticut in 1947.

     Jay Bendis has been an independent consultant to biomedical companies since 1990, specializing in commercializing new concept products in both domestic and international markets. From 1990 to 1992, he served as Vice-President of Sales and Marketing for Scientific Imaging Instruments where he was a principal and Vice President of Sales and Marketing. From 1985 to 1990, Mr. Bendis served as National Sales Manager of the XANAR Laser Corp., a division of Johnson & Johnson, where he directed its national sales force and developed its marketing strategy for integrating high power lasers into the hospital market. From 1979 to 1984, he was the Eastern Area Sales and Marketing Manager for the IVAC Corp., a division of Eli Lilly. Prior to 1979, Mr. Bendis held sales Management positions with Xerox Corporation and A.M. International. Mr. Bendis earned his BA. in Marketing/Management from Kent State University and is currently a member of the Edison BioTechnology Center Advisory Council for the State of Ohio.

     Henry Wells, Ph.D. has served since 1990 as a contract chemist with the title of Vice-President-Science and Technology for New Horizons Diagnostics, Inc. where he adapts immuno-chemical technologies for detection of infectious diseases. From 1989 to 1990, he was director of production for Espro, Inc., a producer of in-vivo pesticides. From 1985 to 1989, Dr. Wells was Vice-President-Science and Technology for Keystone Diagnostics, Inc. From 1984 to 1985, he was Director of Research and Development for Hill-Wells Research Corporation, a developer of diagnostics products. From 1981 to 1984, he was Vice-President-Research and Development of Hematec Corporation. From 1979 to 1981, Dr. Wells was Director of Biochemistry for Helena Laboratories. From 1973 to 1979, he was Manager of Chemical Chemistry at Smith Kline Diagnostics. Dr. Wells earned his Ph.D. in Biochemistry from the University of Pittsburgh, his MA. from University of Pennsylvania and his BS. in Chemistry from the University of Pittsburgh.

     John F. Murray has served as Chief Financial Officer of Federal Supply, Inc., Pompano Beach, Florida since April, 1994. From 1988 to 1994, Mr. Murray served as Controller for Bio Therapeutics, Inc., Woodbridge, New Jersey. He also was Controller of Shortline, a group of transportation companies, from 1982 to 1988 and, from 1974 to 1982, of Kleber tire & Rubber Corp. Mr. Murray was Director of Accounting for Western Union Telegraph Company from 1972 to 1974 and Senior Accountant for S.D. Leidesdorf & Co (now Ernst & Young) from 1969 to 1992. Mr. Murray received his BBA in Accounting from the Baruch School of the City University of New York in 1968 and became a Certified Public Accountant in the State of New York in 1974.

     Jasper R. Clay, Jr. served as a United States Parole Commissioner from 1984 to 1996 and from 1991 to 1996, as Vice-Chairman of the United States Parole Commission and Chairman of the National Appeals Board. He served as final authority for all decisions relating to parole, revocation, imposition or modification of parole conditions, or denial of discharge from supervision. From 1976 to 1984, Mr. Clay was State of Maryland Parole Commissioner and from 1969 to 1976, he was an Associate Member of the State of Maryland Board of Parole. Mr. Clay served as an Associate Member of the State of Maryland Board of Parole from 1969 to 1976, District Supervisor of the Baltimore City District Office in 1968, Staff Specialist-Training and Development for the Maryland Division of Parole and Probation from 1966 to 1968, Parole and Probation Agent I and II, Baltimore District, Office of the Maryland Division of Parole and Probation from 1958 to 1966 and as a Psychiatric Aide at the Spring Grove State Hospital from 1957 to 1958. He received an Honorable Discharge from the United States Army
Infrantry as a First Lieutenant in 1956. He is active in a number of professional organizations including the American Correctional Association (where he is presently a member of the Awards Committee), the Association of Paroling Authorities International (where he serves as an officer) and the National Council of Crime and Delinquency.

     He is a member of the American Correctional Association, the National Council of Crime and Delinquency and the Association of Paroling Authorities International. Mr. Clay earned his B. A. in Psychology from Morgan State University in 1954 and attended the graduate school at Loyola College in areas such as Guidance, Counseling and Psychology..

     Scientific Advisory Committee
     -----------------------------
     John Questal has been since 1977 a Chemist and President of Adhesive Consultants, Inc., a technical organization servicing all facets of the pressure sensitive adhesive industry, including adhesive formulation and evaluations, as well as processing. At Adhesive Consultants, Inc., he has been involved in the development of products resulting in over sixty U.S. patents applied for to the benefit of clients. Mr. Questal was Director of Research for Chemtrol Adhesives, Inc. from 1972-1977, President of Adhesive Consultants, Inc. from 1967-1972, and Research Director for Morgan Adhesives, Inc., from 1959 to 1967. Prior to 1959 he was employed as a research chemist for The Norton Company and Battelle Memorial Institute. Mr. Questal earned his BS. in Organic Chemistry from Kent State in 1951 and his MS. in Polymer Science from the University of Akron in 1963.

     Maryce Jacobs, Ph.D. is a consultant to the biomedical industry. From 1988 to 1993, she was Vice-President of the American Institute for Cancer Research, a nonprofit corporation that funds research and education programs on diet, nutrition, and cancer. As a toxicologist from 1983-1988, Dr. Jacobs performed technical analyses for the U.S. Environmental Protection Agency Office of Pesticides, Office of Toxic Substances and Superfund, the U.S. Food and Drug Administration, the U.S. Dept. of Agriculture, Forest Service, and the U.S. Army Medical Research and Development Command. She was Director of the University of Nebraska Testing Laboratory from 1977-1983, and Co-Chairperson of Biochemistry and Assistant Professor of the M.D. Anderson Cancer Center at the University of Texas from 1971-1977. Dr. Jacobs earned her Ph.D.from Stanford University in 1970.

     Executive  Compensation
     -----------------------

     The following table sets forth certain information concerning compensation paid or accrued for fiscal 1996 by the Company to or for the benefit of the Company's President. No executive officer's total annual compensation for fiscal year 1996 exceeded $100,000. As permitted under the rules of the Commission, no amounts are shown in the table below with respect to any perquisites paid to a named officer because the aggregate amount of such perquisites (e.g. auto allowance) did not exceed the less of (i) $50,000 or (ii) 10% of the total annual salary and bonus of a named officer.


                           SUMMARY COMPENSATION TABLE
                 Annual Compensation    Long Term Compensation
                                       Awards                Payouts

_______________________________________________________________________________
(a)        (b)    (c)     (d)    (e)      (f)      (g)      (h)        (i)
Name                            Other     Res-                         All
and                             Annual  tricted                       Other
Principal                       Compen-  Stock    Options   LTIP     Compen-
Position  Year  Salary   Bonus  sation   Awards    SARs    Payouts   sation
                  ($)     ($)    ($)      (#)      (#)      ($)        ($)

_______________________________________________________________________________
Stan       1996 44,000    -0-   -0-      -0-       -0-      -0-       3,000
Cipkowski,
President

     All of the Company's current directors will serve as directors until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, subject to their earlier removal or resignation. None of the directors of the Company currently receives any remuneration for serving on the Board of Directors. It is anticipated, however, that upon the consummation of the exercise of the Warrants, directors will receive a fee of $250 for attendance at meetings of directors. There are presently no committees of the Board of Directors. The Company's by-laws provide that the size of the Board of Directors shall be determined by the Board of Directors and shall be between three and nine members. There are presently five directors of the Company. The present members of the Board of Directors were elected by the stockholders in September, 1995.

     The Company's officers are elected by, and serve at the pleasure of, the Board of Directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


     Subsequent to the end of fiscal 1996 (April 30, 1996), the Company has granted stock options to various Management employees and consultants (see "Certain Transactions" and Financial Statements-- Footnotes.

     Directors and Officers Liability Insurance
     ------------------------------------------
     The Company currently does not have directors and officers liability insurance. It does not anticipate obtaining such coverage unless such insurance can be purchased at a reasonable cost to the Company, of which there can be no assurance. Officers and directors are indemnified by the Company in accordance with the provisions of its certificate of incorporation to the maximum extent permissible by law.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information as to the number of Shares beneficially owned as of April 15, 1997 by (i) each person who is deemed to be a beneficial owner of more than 5% of the outstanding Shares; (ii) each director;
(iii) each executive officer; and (iv) all directors and executive officers as a group. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership of such securities within sixty days. All Shares are owned both of record and beneficially.

Name of Beneficial Owner                    Common Shares    Beneficially Owned
                                                               Percent After
                                                               Conversion of
                        Number Before       Percent Before  Preferred Shares and
                          Offering             Offering     Warrant Exercise (1)
                        -------------       --------------  --------------------
Edmund Jaskiewicz        3,047,955              22.5%             21.5%
1730 M Street, NW
Washington, DC 20036

Stan Cipkowski           2,742,748              20.3%             19.4%
102 Simons Road
Ancramdale, NY 12503

Jay Bendis                 645,999               4.8%              4.6%
71 Springcrest Drive
Akron, Ohio 44333

Henry J. Wells, Ph.D.        -0-                 -0-%              -0-%
9421 Book Row
Columbia, Maryland 21046

Jasper R. Clay, Jr.          -0-                 -0-%              -0-%
102 Simons Road
Ancramdale, NY 12503

John F. Murray               -0-                 -0-%              -0-%
102 Simons Road
Ancramdale, NY 12503
All Officers and
Directors as a Group
  (6 persons)            6,436,702              47.6%             45.5%
--------------------

     1. Assumes conversion of the total number of Preferred Shares into 600,000 Common Shares and exercise of 24,712 Warrants.


                              CERTAIN TRANSACTIONS

     The Company, a New York corporation, was formed in April 1986 to purchase a sole proprietorship, American Micro Media, owned by Stan Cipkowski, its President. It successfully completed a public offering in February, 1987. Originally involved in the sale of educational software to schools, it expanded to the sale of corporate training materials and library books. In 1991 and 1992, the Company closed most of its existing business lines because of competition, low margins and slow collections, but retained one book/audio cassette product line.

     In September 1992, the Company acquired all the issued and outstanding common stock of three companies ("Target Companies") two of which were owned by Robert M. Friedenberg and the third by Edmund Jaskiewicz, Chairman of the Board, in exchange for an aggregate of 15,099,700 Common Shares pursuant to a share exchange agreement (the "Share Exchange Agreement"). Dr. Friedenberg had requested that some shares be issued to two individuals, one of which was Jackson L. Morris, former counsel to the Company. The assets of the Target Companies were various purported biomedical technologies. Dr. Friedenberg, former major stockholder of two of the Target Companies, failed to deliver the claimed technologies to the Company and/or misrepresented them and resigned as an officer and director of the Company. The Common Shares which Dr. Friedenberg and the two nonaffiliated parties would have received (aggregating 9,069,828 shares) were never issued. In February, 1994, Robert Friedenberg, as an owner of the two Target Companies, through these corporations, filed suit to have the Share Exchange Agreement rescinded on the grounds of breach of contract. In order to avoid the imposition of damages against it, the Company filed a counterclaim in July, 1994, seeking enforcement of that agreement. In November, 1995, after a trial, the court dismissed Dr. Friedenberg's claims for damages and allowed the Company's counterclaim to proceed. The Company's claims for damages and Dr. Friedenberg's claims for Common Shares (pursued by his estate after his death) are scheduled for trial in the near future.

     The assets of the third company, previously owned by Mr. Jaskiewicz, included the KDMP technology which had been assigned to the Company. Mr. Jaskiewicz agreed, in February, 1996, to the cancellation of 3,000,000 of his Common Shares because the major business of the Company became the development and marketing of its drug test kit which was developed in-house, rather than the KDMP for the assignment of which Mr. Jaskiewicz received much of his equity interest in the Company. In addition, the Company has a claim pending against its former counsel, Jackson L. Morris, Esq. on the grounds that Mr. Morris breached his duty to the Company and its interests by providing legal advice to Dr. Friedenberg. Mr. Morris has brought a counterclaim for Common Shares.

     On November 3, 1995, Stan Cipkowski, President, Edmund Jaskiewicz, Executive Vice-President and Jay Bendis, Vice-President entered into three-year employment contracts with the Company. Mr. Cipkowski received a salary of $36,000 per annum until April 30, 1996; and $60,000 per annum thereafter until such time as the Company's gross revenues reach $500,000 at which point the annual base salary will increase to $72,000. Messrs. Jaskiewicz and Bendis received a salary of $24,000 per annum until April 30, 1996; and $48,000 per annum thereafter until such time as the Company's gross revenues reach $500,000 at which point the annual base salary will increase to $60,000. In addition, Messrs. Cipkowski, Jaskiewicz and Bendis will each receive a bonus equal to 2% of the gross revenues of the Company after the attainment of gross revenues of $1,000,000 per fiscal year until such annual revenues reach $3,000,000; 1.5% of gross revenues between $3,000,000 and $5,000,000; and 1% on additional revenues. Mr. Bendis was issued 500,000 Common Shares in consideration of past services of which 100,000 shares vested immediately, 100,000 shares after the Company achieves aggregate revenues of $1,000,000; 100,000 after the Company achieves aggregate revenues of $2,000,000; 100,000 shares after the Company achieves aggregate revenues of $3,000,000; and 100,000 shares after the Company achieves aggregate revenues of $4,000,000. Any shares which have not vested by April 30, 1998, will be cancelled.

     In June, 1996, the Company adopted its 1996 Nonstatutory Stock Option Plan (the "1996 Plan"). Options to purchase 2,000,000 Shares are included in the 1996 Plan of which 1,500,000 were issued on June 28, 1996 as follows: Stan Cipkowski, 550,000 options; Edmund Jaskiewicz, 250,000 options; Jay Bendis, 300,000 options; Henry Wells, 150,000 options; Joel Pensley, Esq. 160,000 options, and two non-management employees, 25,000 options each. Each option entitles the holder to purchase one Common Share for $3.00 until June 27, 1999. Options were exercised as follows: Mr. Jaskiwicz - 126,583; Mr. Cipkowski - 246,750; Mr. Bendis - 146,009; Mr. Wells - 76,416; and Mr. Pensley - 81433.

     In September, 1996, the Company sold 8% Cumulative Convertible Preferred Shares, Series A (the "Preferred Shares") for an aggregate of $1,500,000. The Preferred Shares are convertible into Common Shares at the lesser of $6.07 or 75% of the "Market Price" on the date(s) on which Preferred Shares are converted to Common Shares, all accrued but unpaid dividends, payable in cash. The holder of the Preferred Shares may convert a maximum of one-half of the Preferred Shares on or after 60 days of the purchase of the Preferred Shares and all the Preferred Shares on or after 90 days from the date of purchase. The Company is obligated to register with the Commission the Common Shares underlying Conversion of the Preferred Shares.

     The Company does not now nor does it intend to enter into any agreements with affiliated parties for the purchase of technologies, the sale of product or the purchase of inventory. (See "Business.")

                            DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 30,000,000 Common Shares $.01 par value and 5,000,000 Preferred Shares.

     Common  Shares
     --------------
     13,297,872  Common Shares were issued as of January 31, 1997.  Stockholders
(i) have general ratable rights to dividends from funds legally available therefor, when, as and if declared by the Company's Board of Directors; (ii) are entitled to share ratably in all assets of American Bio Medica available for distribution to shareholders upon liquidation, dissolution or winding up of its affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per Share on all matters on which shareholders may vote at all shareholder meetings. All Common Shares now outstanding are fully paid and nonassessable and all Common Shares to be sold will be fully paid and nonassessable when issued.

     Stockholders do not have cumulative voting rights. Thus, the holders of more than 50% of such outstanding Common Shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose, and in such event, the holders of the remaining Common Shares will not be able to elect any of the Company's Directors.

     The table on the following page sets forth the range of high and low sales prices for the Common Shares on the NASD Bulletin Board for each quarter for the fiscal years 1995 and 1996 and the first and second quarters of fiscal 1997. There are approximately 1,730 holders of Common Shares. As of April 20, 1997, there were outstanding 13,526,911 Common Shares and 90 Preferred Shares each of which is convertible into Common Shares at $10,000 divided by lesser of $6.07 or 75% of the average closing price for the five trading days preceeding conversion. There is one holder of the Preferred Shares which do not trade.

                                                   High                 Low
                                                   ----                 ---
     Fiscal Year Ending April 30, 1997
                 First Quarter                     6.00                 2.00
                 Second Quarter                    7.38                 4.31
                 Third Quarter                     4.75                 2.75

     Fiscal Year Ended April 30, 1996
                Fourth Quarter                     2.00                 0.75
                Third Quarter                      1.00                 0.63
                Second Quarter                     0.62                 0.38
                First Quarter                      0.38                 0.13

     Fiscal Year Ended April 30, 1995
                Fourth Quarter                     0.13                 0.06
                Third Quarter                      0.13                 0.06
                Second Quarter                     0.09                 0.06
                First Quarter                      0.19                 0.03

     Preferred Shares
     ----------------
     The Board of Directors of the Company has the authority, without further action by the holders of the outstanding Common Shares, to issue Shares of Preferred Stock from time to time in one or more classes or series, to fix the number of Shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

     The Company has sold 150 8% Cumulative Convertible Series A Preferred Stock for an aggregate of $1,500,000 less commissions of $90,000. The Preferred Shares are convertible into Common Shares pursuant to the following formula: $10,000 divided by the lesser of $6.07 or 75% of the average of the daily closing bid prices for the five consecutive trading days ending on the trading day prior to the day on which Preferred Shares are converted to Common Shares. All accrued but unpaid dividends are payable in cash. As of April 20, 1997, 60 preferred Shares were convertred into 229,039 Common Shares.

     Options
     -------
     The Company has issued 500,000 "A" Options which are exercisable at $1.00 through March 14, 1999 and 500,000 "B" Options, which are exercisable at $2.00 through March 14, 1999. Until a registration statement relating to the Common Shares underlying the Options is effective, certificates representing the shares into which the Options are exercised will bear a legend restricting transfer in the absence of an effective registration with the Commission or an exemption therefrom.

     The Company has adopted the Fiscal 1996 Nonstatutory Stock Option Plan (the "Plan"). 2,000,000 Common Shares were reserved under the Plan. The Plan is administered by the Board of Directors.

     Stock options under the Plan ("Plan Options") may be granted to employees, officers, directors, consultants of the Company or any other parties who have made a significant contribution to the business and success of the Company. The exercise price of Plan Options under the Plan may be more, equal to or less than the then current market price of the Common Shares as deemed to be appropriate.

     The Company has issued 1,631,000 options pursuant to the 1996 Nonstatutory Option Plan. All Nonstatutory Options are exercisable for a period of three years at $3.00 per share. (See "Certain Transactions.") As of the date of the Prospectus, 732,645 options had been exercised for an aggregate consideration of $2,197,935.

     Warrants
     --------
     The Company has issued 24,712 Common Share purchase warrants. The Warrants are exercisable at $3.00 per share for a period of two years from the date of an effective registration statement relating to the underlying Common Shares.

     Transfer and Warrant Agent
     --------------------------
     The transfer agent for the Common Shares, Plan Options and Warrants is United Stock Transfer, Englewood, Colorado.

     Plan of Distribution
     --------------------
     Common Shares acquired through exercise of the Warrants or conversion of the Preferred Shares may be sold from time to time by the holders thereof or their pledgees or donees. Such sales may be made in the over-the counter market or in negotiated transactions, at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The Common Shares may be sold by means of (a) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to the Prospectus and/or (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the holders in amounts to be negotiated immediately prior to the sale which amounts will not be greater than that normally paid in connection with ordinary trading transactions.

     The Company will not receive any proceeds from the sale of securities by holder(s) of Preferred Shares who convert their shares, but will receive the Warrant exercise price from Warrantholder(s) who elect to exercise the WarrantsCommonShares may be sold from time to time by Selling Securiyholders or their pledgees or donees.

     Shares Eligible for Future Sale
     -------------------------------
     In general, under Rule 144, as currently in effect, a person (or persons whose Shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, will be entitled to sell within any three-month period a number of Shares beneficially owned for at least one year that does not exceed the greater of
(i) one (1%) percent of the then outstanding Common Shares, or (ii) the average weekly trading volume in the Shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. 58,623 Common Shares may be sold pursuant to Rule 144 in each three month period. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person, and who has beneficially owned Common Shares for at least three (3) years, may sell such Shares without regard to the volume, manner of sale or notice requirements of Rule 144.

     The Company cannot predict the effect, if any, that sales of Common Shares pursuant to Rule 144 or otherwise, or the availability of such Shares for sale, will have on the market price prevailing from time to time. Nevertheless, sales by selling stockholders of substantial numbers of Common Shares in the public market could adversely affect prevailing market prices for the Shares. In addition, the availability for sale of a substantial number of Shares acquired through the exercise of options under the 1996 Plan could adversely affect prevailing market prices for the Shares. (See "Risk Factors--Common Shares Eligible for Future Sale Pursuant to Rule 144.")

     Commission Position on Indemnification for Securities Act Liabilities
     ---------------------------------------------------------------------
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Company's certificate of incorporation, by-laws or provisions of the New York Business Corporation Law, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   LITIGATION

     In February, 1994, Robert Friedenberg, as owner of the two medical technology companies, MDI and Gendex, acquired by the Company, in the name of these corporations, filed suit to have the Share Exchange Agreement rescinded on the grounds of breach of contract. In order to avoid the imposition of damages against it, the Company filed a cross claim, in July, 1994, against Dr.
Friedenberg, seeking enforcement of the Share Exchange Agreement. In November, 1995, after a trial, the court dismissed Dr. Friedenberg's claims and allowed the Company's crossclaim to proceed to trial. A pretrial hearing was held in December, 1996 which set a trial date of April 28, 1997. In September, 1996, Dr. Friedenberg died. His estate is pursuing his claim for Common Shares and is defending the Company's claim for damages.

     In June, 1995, the Company filed a lawsuit against Mr. Morris, Dr. Friedenberg's counsel, for the breach of attorney-client relationship and his fiduciary duty and negligence in representing the Company in matters relating to Dr. Friedenberg and in the preparation of the Share Exchange Agreement. The Company's lawsuit demands damages in the amount of $1,000,000. Mr. Morris has counterclaimed for Common Shares the rights to which he asserts were transferred to him by Dr. Friedenberg. The court has set a trial date of September 14, 1998.

     No other legal proceedings are pending to which the Company or any of its property is subject, nor to the knowledge of the Company are any other legal proceedings threatened.

                                  LEGAL MATTERS

     The validity of the securities offered by the Prospectus is being passed upon for the Company by Joel Pensley, Esq., One Sherman Square, New York, New York 10023. Joel Pensley is the owner of 160,000 Common Shares and 98,567 options issued under the 1996 Plan.

                                     EXPERTS

     The audited consolidated financial statements of the Company as of April 30, 1996 included in the Prospectus and elsewhere in the Registration Statement have been audited by Thomas P. Monahan, CPA, an independent public accountant, as indicated in his report with respect thereto, and are included herein in reliance upon the authority of Thomas P. Monahan, CPA as an expert in accounting and auditing and in giving said reports.

                              ADDITIONAL INFORMATION

     The Company has filed with the Commission, a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby. The Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in such Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in the Prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the principal offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates. The Registration Statement and exhibits may also be inspected a the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois and at 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a World Wide Web site on the Internet that contains copies of reports, proxy and information statements and other information regarding registrants that file electronically on the Commission's Electronic Data Gathering Analysis and Retrieval system ("EDGAR"), including the Company, at http://www.sec.gov.

     The Company's fiscal year ends on April 30. The Company intends to distribute to its stockholders annual reports containing audited financial statements with a report therein by independent public accountants after the end of each fiscal year. In addition, the Company will furnish to its stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements and other information after the end of each fiscal quarter, upon written request to the Secretary of the Company or otherwise as required by law.

                                THOMAS P. MONAHAN
                           CERTIFIED PUBLIC ACCOUNTANT
                              208 LEXINGTON AVENUE
                           PATERSON, NEW JERSEY 07502
                                 (201) 790-8775

To The Board of Directors and Shareholders of American Bio Medica Corporation

     I have audited the accompanying balance sheet of American Bio Medica Corporation ( a development stage company) as of April 30, 1995 and 1996 and the related statements of operations, cash flows and shareholders' equity for the years ended April 30, 1995 and 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

     I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

     In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Bio Medica Corporation ( a development stage company) as of April 30, 1995 and 1996 and the results of its operations, shareholders equity and cash flows for the years ended April 30, 1995 and 1996 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that American Bio Medica Corporation (a development stage company) will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses since inception and requires additional capital to continue operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are described in Note 2. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of American Bio Medica Corporation (a development stage company) to continue as a going concern.



                                                s/Thomas P. Monahan
                                                ----------------------
                                                Thomas P. Monahan, CPA
July 15, 1996
Paterson, New Jersey

                         AMERICAN BIO MEDICA CORPORATION
                          (A Development Stage Company)
                                  BALANCE SHEET

                                  April 30,           April 30,      October 31,
                                    1995                1996          1996
                                                                     (unaudited)
                                  ________            _________      ________

                                     Assets

Current assets
  Cash                              $82,833           $437,532       $188,479
  Investment-short term                                             1,411,866
  Accounts receivable                72,579             34,500         48,214
  Inventory                          27,551             22,301         51,042
  Prepaid expenses                   15,089
                                    _______            _______        _______
Total current assets                198,052            494,333      1,699,601
Capital assets - net                 24,575             20,575         78,073


Other assets
  License rights                    183,670            110,070         92,070
  Patent costs                       21,000             21,000         22,595
Total other assets                  204,670            131,070        114,665
                                    _______           ________       ________
Total assets                       $427,297           $645,978     $1,892,339
                                   ========           ========     ==========

                                       F-2



                         AMERICAN BIO MEDICA CORPORATION
                          (A Development Stage Company)
                                  BALANCE SHEET

                      Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable and
    accrued expenses                $64,076            $33,248        $27,827
  Notes payable                      89,258
  Convertible debenture payable     500,000            132,000
                                    _______            _______         ______
Total current liabilities           653,334            165,248         27,827
                                    _______            _______         ______
Long term liabilities
  Convertible debenture payable     214,000
  Note payable                      126,500            126,500
                                    _______            _______
  Total long term liabilities       340,500            126,500

Capital stock
  Capital stock-authorized
  30,000,000 common shares,
  par value $.01 each, at
  April 30, 1995 and 1996 and
  October 31, 1996, the shares
  outstanding were 8,350,378,
  12,089,561 and 12,565,227
  respectively.                      83,503            120,895        125,651

  Preferred stock-authorized
  5,000,000 preferred shares,
  par value $.01 each at
  October 31, 1996, the
  number of shares outstanding
  was 150.                                                                  1

  Additional paid in capital        755,173          2,635,006      4,415,749

 Deficit accumulated during
    development stage            (1,405,213)        (2,401,671)    (2,676,889)
                                 ___________        ___________    ___________

Total stockholders' equity         (566,537)           354,230      1,864,512
                                 ___________        ___________    ___________
Total liabilities and
    stockholders' equity           $427,297           $645,978     $1,892,339
                                   ========           ========     ==========


                 See accompanying notes to financial statements.

                         AMERICAN BIO MEDICA CORPORATION
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS

                                        For the six   For the six    Inception
                   For the   For the   months ended   months ended,  April 10,
                 year ended year ended   October 31,  October 31      1986 to
                  April 30,  April 30,      1995        1996        October 31,
                    1995       1996     (unaudited)  (unaudited)       1996
                    ----       ----     -----------  -----------       -----

Income             $137,891   $158,105     $82,416       $48,587     $5,389,882
Less cost of
 goods sold          45,204     96,444      26,373        25,778      3,149,900
                    -------     ------      ------        ------      ---------

Gross profit         92,687     61,661      56,043        22,809      2,239,982

Operations:
  General and
   administrative   129,719    518,826      66,672       336,113      3,757,056
  Depreciation and
   amortization      75,600     77,600      37,800        23,000        312,664
  Research and
   development      135,412    358,844      98,401        66,750        631,936

                    -------    -------      ------        ------
--------
 Total expense      340,731    955,270     202,873       425,863      4,701,656

 Loss before
   other income    (248,044)  (893,609)   (146,830)     (403,054)    (2,461,674)
Other income
   and expenses
  Retirement of
   debt (Note 9)                                         126,500        126,500
  Interest income    10,145        356       1,200         1,336         15,356
  Interest expense  (67,429)  (103,205)    (47,566)                   (357,071)

                     ------    -------      ------        ------        -------
  Total other income(57,284)  (102,849)    (46,366)      127,836
(215,215)
    and expenses
                    -------   ---------   --------      ---------    ----------
Net Profit (Loss) $(305,328) $(996,458)  $(193,196)    $(275,218)   $(2,676,889)
 from operations
                   =========  =========  ==========    ==========
===========
Net income (loss)
 per share           $(0.02)    $(0.08)     $(0.02)       $(0.02)        $(0.21)
                   =========  =========  ==========    ==========    ===========
Number of shares
 outstanding     12,565,227 12,565,227  12,565,227    12,565,227     12,565,227

                 ========== ==========  ==========    ==========     ==========





                 See accompanying notes to financial statements.

                         AMERICAN BIO MEDICA CORPORATION
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS

                                             For the     For the
                       For the    For the  six months  six months    Inception
                        year        year      ended        ended      April 10,
                        ended       ended    October      October     1986) to
                       April 30,  April 30,  31, 1995      1996        October
                        1995        1996   (unaudited)  (unaudited)   31, 1996
                        ----        ----   ----------    ----------   ---------

CASH FLOWS FROM
 OPERATING ACTIVITIES
  Net profit (loss)  $(305,328)  $(996,458) $(193,196)  $(275,218)  $(2,676,889)
  Amortization
   and depreciation     75,600      77,600     37,800      23,000       312,664
  Consulting fees                  306,250                 50,000       356,250
  Compensation
   agreement                       125,000                              125,000
  Retirement of debt
   (Note 9)                                               126,500      (126,500)
Adjustments to
 reconcile net
 income to net cash
  Accounts receivable  (55,234)     38,079      3,722     (13,714)      (48,214)
  Inventory            (19,420)      5,250      2,923     (28,741)      (51,042)
  Prepaid expenses     (40,683)     15,089      7,391
 Accounts payable      (36,151)    (30,828)     5,489      (5,421)       27,827

                       --------    --------     -----      -------       ------
TOTAL CASH FLOWS
 FROM OPERATIONS      (381,216)   (460,018)  (135,871)   (123,594)   (2,080,904)
CASH FLOWS
 FROM FINANCING
ACTIVITIES
  Convertible
   debenture           446,278     693,000    180,500    (132,000)    1,407,000
  Notes payable                    (89,289)                             126,500
  Sale of  stock                   150,000              1,481,903     2,209,819
  Issuance of
   stock for services               61,006                               99,253

                       -------     -------    -------   ---------     ---------
TOTAL CASH FLOWS
 FROM FINANCING        446,278     814,717    180,500   1,349,903     3,842,572
ACTIVITIES
CASH FLOWS
 FROM INVESTING
ACTIVITIES
  Patent costs                                             (2,000)       (2,000)
  Investments
   short term                                          (1,411,866)   (1,411,866)
  Capital assets                                          (61,496)     (159,323)
                                                          --------     ---------
TOTAL CASH FLOWS
 FROM INVESTING                                        (1,475,362)   (1,573,189)
ACTIVITIES
NET INCREASE
 (DECREASE) IN CASH     65,062     354,699     44,629    (249,053)      188,479
CASH BALANCE
 BEGINNING OF PERIOD   147,895      82,833     82,833     437,532          -0-
                       -------      ------     ------     -------       -------
CASH BALANCE
 END OF PERIOD         $82,833    $437,532    $38,204    $188,479      $188,479
                       =======    ========    =======    ========      ========


                See accompanying notes to financial statements.

                         AMERICAN BIO MEDICA CORPORATION
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                            Deficit
                                                          accumulated
                                               Additiona    during
               Common     Common    Preferred   paid-in   Development
  Date         Stock      Stock       Stock      capital    Stage       Total
  ----         -----      -----       -----      -------   ---------    ------

4-10-1986(1)  1,600,000     $16,000              $11,727               $27,727
4-11-1986(1)    200,000       2,000                                      2,000
4-30-1986      Net Loss                                      $(612)       (612)
               --------       -----               ------     ------    -------
4-30-1986     1,800,000      18,000               11,727      (612)     29,115

7-9-1986(2)     200,000       2,000               42,888                44,888
4-30-1987(3)    360,935       3,609              357,326               360,935
4-30-1987(4)                                      74,854                74,854
4-30-1987      Net Loss                                     (45,981)   (45,981)
               --------      ------              -------    -------    -------


4-30-1987     2,360,935      23,609              337,087    (45,369)   406,065


4-30-1988(5)                                      67,056                67,056
4-30-1988      Net loss                                    (417,760)  (417,760)
               --------      ------               ------  ---------   --------

4-30-1988     2,360,935      23,609              404,143   (372,391)    55,361

4-30-1989        25,000         250                6,000                 6,250
4-30-1989      Net loss                                     (51,677)   (51,677)
4-30-1989(5)                                      19,520                19,520
              ---------      ------              -------    -------    -------

4-30-1989     2,385,935      23,859              429,663   (424,068)    29,454

4-30-1990      Net loss                                     (13,352)   (13,352)

              ---------    --------              -------   --------    -------


4-30-1990     2,385,935      23,859              429,663   (437,420)    16,102

4-30-1991(9)    742,000       7,420              193,229               200,649
4-30-1991      Net loss                                    (419,654)  (419,654)
               --------       -----              -------   --------   --------


4-30-1991     3,127,935      31,279              622,892   (857,074)   202,903

4-30-1992(6)    474,800       4,748                                      4,748
4-30-1992      Net loss                                     (51,194)   (51,194)
               --------      ------              -------  ---------   --------


4-30-1992     3,602,735      36,027              622,892   (908,268)   249,349


                                                          Deficit
                                                          accumulated
                                               Additiona    during
               Common     Common    Preferred   paid-in   Development
  Date         Stock      Stock       Stock      capital    Stage       Total
  ----         -----      -----       -----      -------   ---------    ------

4-30-1992     3,602,735      36,027               622,892   (908,268)   249,349
4-30-1993(12) 1,717,771      17,177                11,833                29,010
4-30-1993(7)  6,029,872      60,299                90,448               150,747
4-30-1993    Net profit                                      (42,374)   (42,374)
             ----------     -------               -------   --------    -------

4-30-1993    11,350,378    $113,503              $725,173   (950,642)  $111,966
4-30-1994      Net loss                                     (149,243)  (149,243)
               --------     -------              -------    --------  ---------

4-30-1994    11,350,378     113,503               725,173 (1,099,885)   261,209
10-18-1995(8 (3,000,000)    (30,000)                                    (30,000)
4-30-1995                                                   (305,328)
(305,328)
             ----------     -------               -------  ---------   --------
4-30-1995     8,350,378      83,503               755,173 (1,405,213)   566,537

11-3-1995       500,000       5,000               120,000               125,000
4-30-1996(10) 1,700,002      17,000             1,258,000             1,275,000
4-30-1996(11)    25,000         250                24,750                25,000
4-30-1996(12)   250,000       2,500               122,500               125,000
4-30-1996(13)   489,181       4,892                56,083                60,975
4-30-1996(14)   125,000       1,250                61,250                62,500
4-30-1996(15)   100,000       1,000                64,000                65,000
4-30-1996(16)   550,000       5,500               173,250               178,750
4-30-1996      Net loss                                     (996,458)  (996,458)
               --------     -------             ---------  ---------  ---------

4-30-1996    12,089,561    $120,895            $2,635,006 (2,401,671)  $354,230
 Unaudited
6-4-1996         11,333         113                 8,387                 8,500
6-4-1996         25,000         250                24,750                25,000
7-31-1996(10)   176,000       1,760               130,240               132,000
7-31-1996(10)    13,333         133                 9,867                10,000
7-31-1996(14)   100,000       1,000                49,000                50,000
7-31-1996(17)    32,000         320                31,680                32,000
7-31-1996(18)   100,000       1,000                99,000               100,000
9-9-1996(17)     18,000         180                17,820                18,000
9-23-1996(19)                               $1  1,409,999             1,410,000
10-31-1996     Net loss                                     (275,218)  (275,218)
               --------     -------         --  ---------  ---------  ---------

10-31-1996   12,565,227    $125,651         $1 $4,415,749$(2,676,889)$1,864,512
             ==========    ========         ==  =======   ==========  =========

     (1)  Issuance of Common Shares for initial capital contribution

     (2) Sale of Common Shares through private placement at $.25 per share

     (3) Sale of Common Shares through Unit offering at $1.00 per Unit plus one warrant

     (4)  Write off of related offering expense

     (5)  Forgiveness of salary

     (6)  Sale of Common Shares at $.001 par value for cash

     (7)  Common Shares issued pursuant to acquisition

     (8)  Return of Common Shares by Edmund Jaskiewicz

     (9) Issuance of Common Shares to Jay Bender pursuant to employment contract at $.25 per share.

     (10) Common Shares issued for conversion of debt

     (11) Common Shares issued pursuant to sale of 25,000 Units

     (12) Common Shares issued for Warrant conversion at $.50

     (13) Common Shares issued in consideration for services under Regulation D at $.125 per share

     (14) Common Shares issued pursuant to Rule 504 at $.50 per share

     (15) Common Shares issued under Rule 504 at $.65 per share

     (16) Common Shares issued pursuant Regulation D at $.325 per share

     (17) Common Shares issued upon exercise of "B" Warrants

     (18) Common Shares issued upon exercise of "A" Warrants

     (19) Shares of preferred stock for $1,500,000 less $90,000 in offering expense











                 See accompanying notes to financial statements.

                         AMERICAN BIO MEDICA CORPORATION
                                  BALANCE SHEET

                                                April 30,          January 31,
                                                  1996               1997
                                                                  (unaudited)
                                                --------           ---------
                                     Assets

Current assets
  Cash                                           $437,532        $2,302,566
  Investments-short term                                          1,021,867
  Accounts receivable                              34,500           335,841
  Loan receivable                                                   100,000
  Inventory                                        22,301           270,027
  Prepaid expenses                                                    4,425
                                                   ------         ---------
  Current assets                                  494,333         4,034,726

Capital assets-net                                 20,575            86,019

Other assets
  License rights                                  110,070            56,870
  Patent costs                                     21,000            21,725
                                                  -------            ------
  Total other asset                               131,070            78,595
                                                  -------         ---------
Total assets                                     $645,978        $4,199,340
                                                 ========        ==========

                      Liabilities and Stockholders' Equity

Current liabilities
  Accounts payable and accrued expenses           $33,248          $182,537
  Convertible debenture payable                   132,000
                                                  -------           -------
Total current liabilities                         165,248           182,537

Long term liabilities
  Note payable                                    126,500
                                                  -------
  Total long term liabilities                     126,500

Capital stock
  Capital stock-authorized 30,000,000
  common shares, par value $.01 each,
  at April 30, 1996 and January  31, 1997,
  the shares outstanding were 12,089,561
  and 13,297,872 respectively.                    120,895           132,977

  Preferred stock-authorized 5,000,000
  preferred shares, par value $.01 each,
  at October 31, 1996, the number of shares
  outstanding was 150                                                     1
  Additional paid in capital                    2,635,006         6,606,358
  Deficit accumulated during development stage (2,401,671)       (2,722,533)
                                               ----------        ----------
Total stockholders' equity                        354,230         4,016,803
                                               ----------        ----------
Total liabilities and stockholders' equity       $645,978        $4,199,340
                                               ==========        ==========

                 See accompanying notes to financial statements.

                         AMERICAN BIO MEDICA CORPORATION
                             STATEMENT OF OPERATIONS

                                           For the year     For the year
For the nine    For the nine
                                              ended            ended
months ended    months ended
                                             April 30,        April 30,
January 31,      January 31,
                                               1995             1996
 1996            1997

(unaudited)     (unaudited)
                                               ----             ----
 ----            ----

Income                                        $137,891         $158,105
$120,261        $430,501
Less cost of goods sold                         45,204           96,444
  61,409         150,421
                                               -------          -------
 -------         -------
Gross profit                                    92,687           61,661
  58,852         280,080

Operations:
  General and administrative                   129,719          518,826
 292,749         583,569
  Depreciation and amortization                 75,600           77,600
  57,700          72,490
  Research and development                     135,412          358,844
 228,622          74,978
                                               -------          -------
 -------         -------
  Total expense                                340,731          955,270
 579,071         731,037

Income (loss) before other income and         (248,044)        (893,609)
(520,219)        (45,095)
expenses

Other income and expenses
  Cancellation  of  debt (Note E)
                 126,500
  Interest income                               10,145              356
     778           3,593
  Interest expense                             (67,429)        (103,205)
 (75,385)
                                               --------        ---------
 --------        -------
  Total other income and                       (57,284)        (102,849)
 (74,607)        130,093
expenses
Net Profit (Loss)                            $(305,328)       $(996,458)
$(594,826)      $(320,862)
from operations                              ==========       ==========
==========      ==========

Net income (loss) per share                     $(.05)          $(.02)
 $(.02)          $(.08)
Number of shares outstanding                13,297,872       13,297,872
13,297,872      13,297,872




                 See accompanying notes to financial statements.

                         AMERICAN BIO MEDICA CORPORATION
                             STATEMENT OF OPERATIONS

                                               For the three      For the three
                                                months ended       months ended
                                                 January 31,        January 31,
                                                   1996               1997
                                                (unaudited)        (unaudited)
                                                ------------      -------------

Income                                             $37,845            $381,914
Less cost of goods sold                             35,036              124,64
                                                    ------             -------
Gross profit                                         2,809             257,271

Operations:
  General and administrative                       226,077             247,456
  Depreciation and amortization                     19,900              49,490
  Research and development                         130,221               8,228
                                                   -------             -------
  Total expense                                    376,198             305,174

Income (loss) before other income and expenses    (373,389)            (47,903)

Other income and expenses
  Cancellation  of  debt (Note E)
  Interest income                                     (422)              2,258
  Interest expense                                 (27,819)



  Total other income and expenses                  (28,241)              2,258
                                                 ----------           --------
Net Profit (Loss) from operations                $(401,630)           $(45,645)

Net income (loss)  per share                         $(.03)              $(.00)
Number of shares outstanding                    13,297,872          13,297,872







                       See accompanying notes to financial statements.

                                     AMERICAN BIO MEDICA CORPORATION
                                         STATEMENT OF CASH FLOWS

                                            For the year    For the year   For
the nine     For the nine
                                               ended           ended
months ended     months ended
                                              April 30,       April 30,
January 31,      January 31,
                                                1995            1996
1996              1997

(unaudited)      (unaudited)
                                            -----------      -----------
------------     -------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net profit (loss)                            (305,328)      (996,458)
(594,826)         (320,862)
  Amortization and depreciation                  75,600         77,600
57,700            72,490
  Consulting fees                                              306,250
250,000
  Compensation agreement                                       125,000
100,000
  Retirement of debt (Note 9)
               (126,500)


Adjustments to reconcile net income to
(187,126)         (374,872)
net cash
  Loan receivable
               (100,000)
  Accounts receivable                           (55,234)        38,079
42,521          (301,342)
  Inventory                                     (19,420)         5,250
7,688          (247,726)
  Prepaid expenses                              (40,683)        15,089
(2,200)           (4,425)
 Accounts payable                               (36,151)       (30,828)
39,992           149,289
                                                --------      ---------
--------         ---------
TOTAL CASH FLOWS FROM OPERATIONS               (381,216)      (460,018)
(99,125)         (879,076)
CASH FLOWS FROM FINANCING ACTIVITIES
  Convertible debenture                         446,278        693,000
436,750          (132,000)
  Notes payable                                                (89,258)
(44,567)
  Sale of  stock                                               150,000
              3,983,436
  Issuance of stock for services                                61,006

                                                -------        -------
-------         ---------
TOTAL CASH FLOWS FROM FINANCING ACTIVITIES      446,278        814,717
392,183         3,851,436
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment short term
             (1,021,867)
  Patent costs
                 (2,725)
  Capital assets

(82,734)
                                                ------        -------
--------       ----------
TOTAL CASH FLOWS FROM INVESTING ACTIVITIES
             (1,107,326)
NET INCREASE (DECREASE) IN CASH                  65,062        354,699
293,058         1,865,034
CASH BALANCE BEGINNING OF PERIOD                147,895         82,833
82,833           437,532
CASH BALANCE END OF PERIOD                       82,833        437,532
375,891         2,302,566

                 See accompanying notes to financial statements.

                         AMERICAN BIO MEDICA CORPORATION
                        STATEMENT OF STOCKHOLDERS' EQUITY

                          Common       Common      Preferred        Additional
         Retained
                           Stock        Stock        Stock        paid-in
capital        Earnings   Total
                          ------       ------     ----------
---------------       --------   -----


   4-10-1986(1)          1,600,000     $16,000                         $11,727
                    $27,727
   4-11-1986(1)            200,000       2,000
                      2,000
   4-30-1986             Net Loss
         (612)         (612)
                         ---------     --------                         ------
         -----       -------
   4-30-1986             1,800,000      18,000                          11,727
         (612)       29,115

   7-09-1986(2)            200,000       2,000                          42,888
                     44,888
   4-30-1987(3)            360,935       3,609                         357,326
                    360,935
   4-30-1987(4)                                                        (74,854)
                    (74,854)
   4-30-1987             Net profit
       45,981        45,981
                        ----------      ------                         -------
       ------       --------

   4-30-1987             2,360,935      23,609                         337,087
       45,369       406,065


   4-30-1988(5)                                                         67,056
                     67,056
   4-30-1988              Net loss
     (417,760)     (417,760)
                          --------      ------                        --------
      --------      --------
   4-30-1988             2,360,935      23,609                         404,143
     (372,391)       55,361

   4-30-1989                25,000         250                           6,000
                      6,250
   4-30-1989              Net loss
      (51,677)      (51,677)
                          --------      ------                        --------
      --------     ---------
 4-30-1989(5)                                                           19,520
                     19,520



   4-30-1989             2,385,935      23,859                         429,663
     (424,068)       29,454

   4-30-1990             Net profit
      (13,352)      (13,352)
                         ----------     ------                         -------
     ---------      --------

   4-30-1990             2,385,935      23,859                         429,663
     (437,420)       16,102

   4-30-1991(9)            742,000       7,420                         193,229
                    200,649
   4-30-1991              Net loss
     (419,654)     (419,654)
                          --------       -----                         -------
     ---------     --------
   4-30-1991             3,127,935      31,279                         622,892
     (857,074)     (202,903)

   4-30-1992(6)            474,800       4,748
                      4,748
   4-30-1992              Net loss
      (51,194)      (51,194)
                          -------        -----                         -------
     ---------     ---------

   4-30-1992             3,602,735      36,027                         622,892
     (908,268)     (249,349)

                         AMERICAN BIO MEDICA CORPORATION
                        STATEMENT OF STOCKHOLDERS' EQUITY

                          Common       Common      Preferred        Additional
     Retained
                           Stock        Stock        Stock        paid-in
capital    Earnings       Total
                         ---------      ------     ---------
---------------    --------      -------

   4-30-1992             3,602,735      36,027                         622,892
     (908,268)     (249,349)

   4-30-1993(12)         1,717,771      17,177                          11,833
                     29,010
   4-30-1993(7)          6,029,872      60,299                          90,448
                    150,747
   4-30-1993            Net profit
      (42,374)      (42,374)

   4-30-1993            11,350,378     113,503                         725,173
     (950,642)     (111,966)

   4-30-1994              Net loss
     (149,243)     (149,243)

   4-30-1994            11,350,378     113,503                         725,173
   (1,099,885)     (261,209)

  10-18-1995(8)         (3,000,000)    (30,000)                         30,000
   4-30-1995
     (305,328)     (305,328)


   4-30-1995             8,350,378      83,503                         755,173
   (1,405,213)     (566,537)
  11-03-1995               500,000       5,000                         120,000
                    125,000
   4-30-1996(10)         1,700,002      17,000                       1,258,000
                  1,275,000
   4-30-1996(11)            25,000         250                          24,750
                     25,000
   4-30-1996(12)           250,000       2,500                         122,500
                    125,000
   4-30-1996(13)           489,181       4,892                          56,083
                     60,975
   4-30-1996(14)           125,000       1,250                          61,250
                     62,500
   4-30-1996(15)           100,000       1,000                          64,000
                     65,000
   4-30-1996(16)           550,000       5,500                         173,250
                    178,750
   4-30-1996               Net loss
     (996,458)     (996,458)


   4-30-1996            12,089,561     120,895                       2,635,006
   (2,401,671)      354,230
 Unaudited
   6-04-1996                11,333         113                           8,387
                      8,500
   6-04-1996                25,000         250                          24,750
                     25,000
   7-31-1996(10)           176,000       1,760                         130,240
                    132,000
   7-31-1996(10)            13,333         133                           9,867
                     10,000
   7-31-1996(14)           100,000       1,000                          49,000
                     50,000
   7-31-1996(17)            32,000         320                          31,680
                     32,000
   7-31-1996(18)           100,000       1,000                          99,000
                    100,000
   9-09-1996(17)            18,000         180                          17,820
                     18,000
   9-23-1996(19)                                           1         1,409,999
                  1,410,000
   1-31-1997(20)           732,645       7,326                       2,190,609
                  2,197,935
   1-31-1997              Net loss
     (320,862)     (320,862)

   1-31-1997            13,297,872    $132,977            $1        $6,606,358
   (2,722,533)   $4,016,803


                         AMERICAN BIO MEDICA CORPORATION
                        STATEMENT OF STOCKHOLDERS' EQUITY

     (1) Issuance of common shares for initial capital contribution

     (2) Sale of common shares through private placement at $.25 per share

     (3) Sale of common shares through unit offering at $1.00 per share plus one warrant

     (4) Write off of related offering expense

     (5) Forgiveness of back salary

     (6) Sale of common shares at $.01 par value for cash

     (7) Common shares issued pursuant to acquisition

     (8) Return of common shares by Edmund Jaskiewicz

     (9) Issuance of common shares to Jay Bendis pursuant to employment contract at $.25 per share

     (10) Common shares issued for conversion of debt

     (11) Common shares issued pursuant to sale of 25,000 Units

     (12) Common shares issued for warrant conversion at $.50

     (13) Common shares issued in consideration for services at $.125 per share

     (14) Common shares issued pursuant to Rule 504 at $.50 per share

     (15) Common shares issued under Rule 504 at $.65 per share

     (16) Common shares issued pursuant at $.325 per share

     (17) Common shares issued upon exercise of "B" Warrants

     (18) Common shares issued upon exercise of "A" Warrants

     (19) Sale of preferred shares for $1,500,000 less commission of $90,000

     (20) Common shares issued pursuant to exercise of nonstatutory stock options at $3.00








                See accompanying notes to financial statements.

                         AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 1996

Note 1 - Organization of Company and Issuance of Common Shares

     a. Creation of the Company
     --------------------------

     American Bio Medica Corporation (the "Company") was formed under the laws of the State of New York on April 10, 1986 under the name, American Micro Media, Inc. The authorized capital was 200 Common Shares without par value. On May 20, 1986, the Company amended its certificate of incorporation to increase the number of authorized common shares to 20,000,000 shares of $.01 par value per share. On September 12, 1986, the Company amended its certificate of incorporation to remove preemptive rights. On September 28, 1992, the Company amended its certificate of incorporation to increase the aggregate number of authorized common shares to 30,000,000 shares of $.01 par value per share ("Common Shares") and to change its name to American Bio Medica Corporation. In October, 1996, the Company amended its certificate of incorporation to authorize the issuance of 5,000,000 preferred shares, $.01 par value each.

     b. Description of the Company
     -----------------------------

     From inception until 1991, the Company was involved in marketing educational books and software to schools and municipal libraries and audio-visual educational packages to corporations throughout the United States. In 1991, the Company reduced its concentration on this market because of competition, increasing costs of doing business and slow collections from municipalities and sought new technologies in emerging medical markets. The Company has, however, continued to sell audio-visual packages to libraries.

     The Company is currently in the business of acquiring, developing and marketing biomedical technologies and products. The Company currently owns two technologies for screening drugs of abuse, a workplace screening test and a preliminary test for use by laboratories. The Company is presently producing, marketing and selling its workplace screening test. The Company also owns a patented low cost method for producing Keratin proteins. The uses for Keratin proteins include hardening of nails and carrying topical lotions and medicines through the skin.

     The Company was considered to be a development stage company with little operating history subsequent to its reorganization and the commencement of development of its newly acquired biomedical technolgies which are, at present, its core business. These activities have been funded through the sale of convertible debentures aggregating $1,425,500 which were subsequently converted to common shares at $.75 per share, and received $175,000 through the exercise of 143,000 "A" Warrants at $1.00 and 32,000 "B" warrants at $1.00 per share. The Company also sold 150 convertible preferred shares at $10,000 per share for an aggregate consideration of $1,500,000 and net proceeds of $1,405,000. As of January 31, 1997, the Company sold 732,645 common shares for an aggregate consideration of $2,197,935 through the exercise of nonstatutory stock options. As of January 31, 1997, the Company has started commercial production of its drug testing kits and has what managment maintains are adequate resources to adequately fund its operations.


     c. Issuance of Common Shares
     ----------------------------

     In fiscal 1995, the Company rescinded the right to have an aggregate of 9,044,808 Common Shares issued to Robert Friedenberg, Richard Davidson and Jackson Morris, certain sellers of capital stock of companies which claimed to own certain biomedical technologies, on the grounds of breach of contract. In addition, 3,000,000 of the 6,029,872 Common Shares owned by Edmund Jaskiewicz, Chairman of the Board, Executive Vice-President, Secretary and a Director, were voluntarily returned by him to the Company for cancellation.

     On November 3, 1995, the Company entered into a three year employment agreement with Jay Bendis, Vice-President-Marketing. Pursuant to this agreement, the Company is obligated to issue 500,000 Common Shares to Mr. Bendis. 400,000 of such shares are subject to vesting provisions.

     The Company borrowed an aggregate of $2,121,000, on a convertible debenture basis, the principal amount of each debentures convertible at the option of the holder into Common Shares at $.75 per share. As of January 31, 1997, all of the convertible debentures had been converted into Common Shares.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 1996

     As of April 30, 1996, the Company sold, through a private placement, 25,000 Units consisting of 25,000 Common Shares, 500,000 "A" Warrants and 50,000 "B" Warrants for an aggregate consideration of $25,000.

     As of April 30, 1996, Unit holders exercised 250,000 "A" Warrants into 250,000 Common Shares at an exercise price of $.50, for an aggregate of $125,000.

     As of April 30, 1996, the Company issued 489,181 Common Shares in consideration for past services to five individuals in the amount of $60,975 or an average consideration of $.125 per share.

     As of April 30, 1996, the Company issued to OTC Communications 100,000 Common Shares under Rule 504 ("Rule 504") to the Securities Act of 1933, as amended, (the "Securities Act") as consideration for financial consulting services rendered per contract at a value of $.65 per share.

     As of April 30, 1996, the Company issued to Riverside Consulting Group, Inc. 25,000 Common Shares under Rule 504 in consideration for financial consulting services of $12,500 at $.50 per share.

     As of April 30, 1996, the Company issued 100,000 Common Shares to two persons at $.50 per share in consideration for financial consulting services.

     As of April 30, 1996, the Company approved the issuance to OTC Communications 500,000 Common Shares under Regulation D as consideration for financial consulting services rendered per contract and 50,000 Common Shares for expenses at a value of $178,750 or $.325 per share.

     As of July 31, 1996, the Company had converted the balance of the convertible debentures in the amount of $132,000 into 176,000 Common Shares at $.75 per share.

     As of July 31, 1996, the Company sold an additional convertible debenture in the amount of $10,000 which was converted into 13,333 Common Shares at $.75 per share.

     As of July 31, 1996, the Company sold 100,000 Common Shares at $1.00 through the exercise of 100,000 "A" Warrants.

     As of July 31, 1996, the Company sold 32,000 Common Shares at $1.00 per share through the exercise of 32,000 "B" Warrants.

     As of September 30, 1996, the Company sold 18,000 Common Shares at $1.00 per share through the exercise of 18,000 "B" Warrants.

     In  November,   1996,  the  Company  issued  131,000  Nonstatutory  Options exercisable at $3.00 for a period of three years.

     As of January 31, 1997, 732,645 nonstatutory options were exercised for an aggregate consideration of $2,197,935.

     As of April 15, 1997, holders of 60 preferred shares converted them into an aggregate of 229,039 Common Shares.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 1996

Note 2 - Summary of Significant Accounting Policies

     a. Basis of Financial Statement Presentation
     --------------------------------------------

     The financial statements presented consist of the balance sheets dated April 30, 1995 and 1996, the unaudited balance sheet as at January 31, 1997 and the related statements of operations, retained earnings and cash flows for the years ended April 30, 1995 and 1996, the unaudited statements of operations, retained earnings and cash flows for the six months ended October 31, 1995 and 1996 and the period from inception April 10, 1986 to October 31, 1996.

     b. Earnings per Share
     ---------------------

     Earnings per share have been computed on the basis of total number of Common Shares outstanding as of January 31, 1997. On this date, 13,297,872 Common Shares were outstanding.

     c. Revenue Recognition
     ----------------------

     Revenue is recognized when merchandise is shipped or services are rendered.

     d. Organization Expense
     -----------------------

     The cost of organizing the Company was charged to operations on a straight line basis over a five year period.

     e. Cash and Cash Equivalents
     ----------------------------

     Cash and cash equivalents consist of all cash balances and highly liquid investments with a maturity of three months or less. Excess cash balances are primarily invested in U.S. treasury bills with lesser amounts invested in high quality commercial paper and time deposits.

     f. Research and Development Expenses
     ------------------------------------

     Research and development costs are charged to operations when incurred.

     g. Patents and License Agreements
     ---------------------------------

     Certain costs incurred to acquire exclusive licenses of patentable technology are capitalized and amortized over a five year period or the term of the license, whichever is shorter. The portion of these amounts determined to be attributable to patents is amortized over their remaining lives and the remainder is amortized over the estimated period of benefit but not more than 40 years.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 1996

    h. Unaudited Financial Information
    ----------------------------------

     In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position of the Company as of January 31, 1997 and the results of its operations and its cash flows for the nine months ended January 31, 1996 and 1997. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Commission. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

Note 3 - Inventory

     Inventory has been recorded at the lower of cost or market under the first-in-first-out method. Inventory components were as follows:


                         April 30, 1995     April 30, 1996      January 31, 1997
                         ______________     ______________     _____________

     Finished Goods        $27,551             $22,301            $270,027

Note 4 - Related Party Transactions

     a. Issuance of Shares
     ---------------------

     In September 1992, the Company entered into a share exchange agreement (the "Share Exchange Agreement") by which it acquired all the issued and outstanding common stock of three companies ("Target Companies") two of which were owned by Robert M. Friedenberg, Richard Davidson and Jackson Morris and the third by Edmund Jaskiewicz, the sole assets of which corporations were various biomedical technologies, in exchange for an aggregate of 15,074,680 Common Shares. Dr. Friedenberg became a director of the Company. As president of two of the Target Companies, he failed, on behalf of the companies of which he was president, to turn over the claimed technologies and/or misrepresented them and resigned as an officer and director of the Company. Any right by Dr. Friedenberg and Messrs. Davidson and Morris (aggregating 9,044,808 shares) to receive Common Shares was cancelled by the Company. The 6,029,872 Common Shares due Mr. Jaskiewicz were duly issued to him. However, he rescinded, in October, 1995, without consideration, 3,000,000 of his Common Shares the actual cancellation of the certificates representing such shares was effected in February, 1996.

     b. Nonstatutory Option Plan
     ---------------------------

     In June, 1996, the Company adopted its 1996 Nonstatutory Stock Option Plan (the "1996 Plan"). Options to purchase 2,000,000 Shares are included in the 1996 Plan of which 1,500,000 were issued on June 28, 1996 as follows: Stan Cipkowski, President, 550,000 options; Edmund Jaskiewicz, Executive Vice-President, 250,000 options; Jay Bendis, Vice-President-Marketing 300,000 options; Henry Wells, Vice-President-Product Development, 150,000 options; Joel Pensley, Esq. 160,000 options, (special securities counsel) and two non-management employees, 25,000 options each.

     As of January 31, 1997, 732,645 nonstatutory options were exercised for an aggregate consideration of $2,197,935.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 1996

     c. Employment Agreement with Jay Bendis
     ---------------------------------------

     On November 3, 1995, the Company entered into a three year employment agreement with Jay Bendis, Vice-President-Marketing and Sales. Under this agreement, Mr. Bendis received an annual salary of $24,000 per year until April 30, 1996 and presently receives $48,000 per year. When the Company generates an aggregate of $500,000 gross revenues from the sale of biomedical products, Mr. Bendis' salary will be increased to $60,000 per year. In addition to his salary, Mr. Bendis will receive a bonus equal to 2% of the gross revenus of the Company above $1,000,000 per fiscal year until such annual revenues reach $3,000,000, 1.5% of gross revenues between $3,000,000 and $5,000,000 per year and 1% thereafter.

     In addition, in consideration of past services valued at $125,000 or $.25 per share, Mr. Bendis received the right to receive 500,000 Common Shares. Certificates representing 400,000 Common Shares are being held by the Company and shall not vest until the happening of the following events:

     100,000 shares upon the Company's achieving $1,000,00 in gross revenues from sales of biomedical products;

     100,000 shares upon the Company's achieving $2,000,00 in gross revenues from sales of biomedical products;

     100,000 shares upon the Company's achieving $3,000,00 in gross revenues from sales of biomedical products; and

     100,000 shares upon the Company's achieving $4,000,00 in gross revenues from sales of biomedical products.

     Certificates representing shares which have not vested on or before April 30, 1998 (or the end of the next succeeding fiscal year in the event the Company changes its fiscal year) will be returned to the Company's stock transfer agent for cancellation. No bonuses will be paid or shares vest subsequent to any election by Mr. Bendis to terminate his employment agreement or subsequent to his discharge for cause from employment by the Company. Mr. Bendis also is entitled to receive health insurance, to participate in stock option or similar plans or other benefits offered generally to Management employees and to have out-of-pocket expenses reimbursed.

     d. Employment Agreement with Edmund Jaskiewicz
     ----------------------------------------------

     On November 3, 1995, the Company entered into a three year employment agreement with Edmund Jaskiewicz, Executive Vice-President. Under this agreement, Mr. Jaskiewicz received an annual salary of $24,000 per year until April 30, 1996 and presently receives $48,000 per year. When the Company generates an aggregate of $500,000 gross revenues from the sale of biomedical products, Mr. Jaskiewicz's salary will be increased to $60,000 per year. In addition to his salary, Mr. Jaskiewicz will receive a bonus equal to 2% of the gross revenues of the Company above $1,000,000 per fiscal year until such annual revenues reach $3,000,000, 1.5% of gross revenues between $3,000,000 and $5,000,000 per year and 1% thereafter. No bonuses will be paid or shares vest subsequent to any election by Edmund Jaskiewicz to terminate his employment agreement or subsequent to his discharge for cause from employment by the Company. Mr. Jaskiewicz also is entitled to receive health insurance, to participate in stock option or similar plans or other benefits offered generally to Management employees and to have out-of-pocket expenses reimbursed.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 1996

     e. Employment Agreement with Stan Cipkowski
     -------------------------------------------

     On November 3, 1995, the Company entered into a three year employment agreement with Stan Cipkowski, President. Under this agreement, Mr. Cipkowski received an annual salary of $36,000 per year until April 30, 1996 and presently receives $60,000 per year. When the Company generates an aggregate of $500,000 gross revenues from the sale of biomedical products, Mr. Cipkowski's salary will be increased to $72,000 per year. In addition to his salary, Mr. Cipkowski will receive a bonus equal to 2% of the gross revenues of the Company above $1,000,000 per fiscal year until such annual revenues reach $3,000,000, 1.5% of gross revenues between $3,000,000 and $5,000,000 per year and 1% thereafter. No bonuses will be paid or shares vest subsequent to any election by Mr. Cipkowski to terminate his employment agreement or subsequent to his discharge for cause from employment by the Company. Mr. Cipkowski also is entitled to receive health insurance, to participate in stock option or similar plans or other benefits offered generally to Management employees and to have out-of-pocket expenses reimbursed.

Note 5 - Acquisition of Medical Technology

     On September 3, 1992, the Company entered into the Share Exchange Agreement with Dr.Robert Friedenberg, Richard Davidson, Jackson Morris and Edmund M. Jaskiewicz for the acquisition of the outstanding capital stock of Medical Diagnostics, Inc. ("MDI") (wholly owned by Dr. Friedenberg), Gendex, Inc. ("Gendex, Inc.") (wholly owned by Dr. Friedenberg) and Protein Resources Corporation ("Protein Resources") (wholly owned by Mr. Jaskiewicz). Pursuant to the Share Exchange Agreement, the Company agreed to exchange its common shares for all of the issued and outstanding capital stock of these companies as follows:

 Robert Friedenberg                             6,029,872 shares
 Richard Davidson (1)                           1,130,601 shares
 Edmund Jaskiewicz                              6,029,872 shares
 Jackson Morris (1)                             1,884,335 shares
                                                -----------------
                 Total                         15,074,680 shares
------------------
     1. Dr. Friedenberg had, simultaneously with the transaction, instructed the Company to issue some of the shares to which he would have been entitled under the Share Exchange Agreement to Messrs. Davidson and Morris.

     Certificates representing Common Shares relating to MDI and Gendex were never issued by the Company on the grounds of failure of consideration and breach of contract.

     The acquisition of Protein Resources has been accounted for as an acquisition using the purchase method. The basis of the consideration was the exchange of 6,029,873 Common Shares for which no registration with the Commission has or is intended to be filed, representing the historic cost incurred by Dr. Jaskiewicz of $150,747. The Company agreed to value the common used for the acquisition at one half the closing bid price at the date of the agreement (or one/half of the closing bid price of $.05 per share or $.025 per share) in consideration of receiving unregistered Common Shares and the risk of the holding period before such shares could be publicly sold. This amount was allocated to patent costs in the amount of $60,000 and license rights in the amount of $90,747. Accordingly, the accompanying financial statements include the results of operations of the consolidated operations from the date of acquisition, September 3, 1992 to present.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 1996

     In February, 1994, Robert Friedenberg, as owner of the two medical technology companies, MDI and Gendex, acquired by the Company, in the name of these corporations, filed suit to have the Share Exchange Agreement rescinded on the grounds of breach of contract. In order to avoid the imposition of damages against it, the Company defended the action and filed a cross claim, in July, 1994, against Dr. Friedenberg, seeking enforcement of the Share Exchange Agreement. In November, 1995, after a trial, the court dismissed Dr. Friedenberg's lawsuit and allowed the Company's crossclaim to proceed to trial. The Company never issued certificates representing its Common Shares to Dr. Friedenberg, or Messrs. Davidson or Morris pursuant to the Share Exchange Agreement due to its breach and cancelled the acquisition of the outstanding capital stock of MDI and Gendex.

Note 6 - 12% Convertible Subordinated Debentures

     Beginning February, 1993, the Company offered and sold under Rule 504 12% convertible subordinated debentures. Interest on each debenture was due and was paid quarterly. The principal amounts of the debentures were convertible, in whole or in part, into Common Shares, at the rate of $.75 per share. The Company sold an aggregate of $714,000 of debentures as of April 30, 1995 and $1,407,000 as of April 30, 1996. As of April 30, 1996, $1,275,000 of convertible debentures had been converted into 1,700,002. As of April 30, 1996, the balance due by the Company to the holders of convertible debentures who had not elected to converted to Common Shares was $132,000.

     As of July 31, 1996, the Company had converted the balance of the convertible debentures in the amount of $132,000 into 176,000 Common Shares at $.75 per share.

     As of July 31, 1996, the Company sold an additional convertible debenture in the amount of $10,000 which was converted into 13,333 Common Shares at $.75 per share.

 Note 7 - Preferred Shares

     The Company amended its certificate of incorporation authorizing the issuance of 5,000,000 preferred shares, $.01 par value each. The board of directors of the Company has the authority, without further action by the holders of the outstanding Common Shares, to issue preferred shares from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, con version or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

     The Company sold 150 8% Cumulative Convertible Series A Preferred Shares for an aggregate of $1,500,000 ($10,000 per share) less commissions of $90,000 and $5,000 in offering expenses for a net consideration of $1,405,000. Each Preferred Share is convertible into Common Shares pursuant to the following formula: $10,000 divided by the lesser of $6.07 or 75% of the average of the daily closing bid prices for the five consecutive trading days ending on the trading day prior to the day on which preferred shares are converted to Common Shares. All accrued but unpaid dividends are payable in cash. The Company has registered the Common Shares underlying the preferred shares.

     As of April 15, 1997, holders of 60 preferred shares converted them into an aggregate of 229,039 Common Shares.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 1996

     The Company has reserved a maximum of 600,000 Common Shares for the conversion of the Preferred Shares.

     The Company has issued 24,712 Common Share purchase warrants. The Warrants are exercisable at $3.00 per share for a period of two years from the date of an effective registration statement relating to the underlying Common Shares.

Note 8 - Income Taxes

     The Company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any, represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of April 30, 1996 and October 31, 1996, the Company had no material current tax liability, deferred tax assets, or liabilities to impact on the Company's financial position because the deferred tax asset related to the Company's net operating loss carry forward and was fully offset by a valuation allowance.

     At January 31, 1997, the Company has net operating loss carry forwards for income tax purposes of $2,722,533. This carry forward is available to offset future taxable income, if any, and expires in the year 2010. The Company's utilization of this carry forward against future taxable income may become subject to an annual limitation in the event that there is a cumulative change in ownership of the Company of more than 50%.

     The components of the net deferred tax asset as of October 31, 1996 are as follows:

     Deferred tax asset:
          Net operating loss carry forward                     $ 910,029
          Valuation allowance                                  $(910,029)
          Net deferred tax asset                               $   -0-
                                                               ==========

     The Company recognized no income tax benefit from the loss generated in the year ended April 30, 1996 and for the six months ended October 31, 1996. SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company's ability to realize benefit of its deferred tax asset will depend on the generation of future taxable income. Because the Company has yet to recognize significant revenue from the sale of its products, the Company believes that a full valuation allowance should be provided.

Note 9 - Commitments and Contingencies

     a. Private Placement of Securities
     ----------------------------------

     The Company offered, pursuant to Rule 504 of the Securities Act, 50,000 Units at $1.00 per Unit. Each Unit consisted of one Common Share, 20 common share "A" purchase warrants exercisable for six months at $.50 and two common share "B" purchase warrants exercisable at $1.00. The "B" Warrants were exercisable for a period of three months, subject to extension by the Company, beginning six months from January 2, 1996.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 1996

     As of April 30, 1996, the Company had closed that offering with the sale of 25,000 Units consisting of 25,000 Common Shares, 500,000 "A" Warrants and 50,000 "B" Warrants for an aggregate consideration of $25,000. As of April 30, 1996, Unit holders had exercised 250,000 "A" Warrants into 250,000 Common Shares for an aggregate of $125,000. As of April 30, 1996, the Company had reserved 300,000 Common Shares underlying the unexercised Unit Warrants.

     As of April 30, 1996, the Company issued to OTC Communications 100,000 Common Shares under Rule 504 as consideration for financial consulting services rendered per contract at valued at $178,750 or $.65 per share.

     As of April 30, 1996, the Company issued to Riverside Consulting Group, Inc. 25,000 Common Shares under 504 in consideration of financial consulting services of $12,500 at $.50 per share.

     As of July 31, 1996, the Company sold 100,000 Common Shares at $1.00 through the exercise of 100,000 "A" Warrants.

     As of July 31, 1996, the Company sold 32,000 Common Shares at $1.00 per share through the exercise of 32,000 "B" Warrants.

     As of September 30, 1996, the Company sold 18,000 Common Shares at $1.00 per share through the exercise of 18,000 "B" Warrants.

     b. 12% Convertible Subordinated Debentures
     ------------------------------------------

     The Company is obligated to convert the outstanding Debentures at the option of the holders into Common Shares at a ratio one share for each $.75 principal amount of each Debenture so converted. At April 30, 1996, the Company had reserved 176,000 Common Shares for conversion of the aggregate principal amount of $132,000 of the Debentures which had not been converted as of April 30, 1996.

     As of July 31, 1996, the Company had converted the balance of the convertible debentures in the amount of $132,000 into 176,000 Common Shares at $.75 per share.

     As of July 31, 1996, the Company sold an additional convertible debenture in the amount of $10,000 and was converted into 13,333 Common Shares at $.75 per share.

     c. Lawsuits
     -----------

     1. In February, 1994, Robert Friedenberg, as owner of the two medical technology companies, MDI and Gendex, acquired by the Company, in the name of these corporations, filed suit to have the Share Exchange Agreement rescinded on the grounds of breach of contract. In order to avoid the imposition of damages against it, the Company filed a cross claim, in July, 1994, against Dr.
Friedenberg, seeking enforcement of the Share Exchange Agreement. In November, 1995, after a trial, the court dismissed Dr. Friedenberg's lawsuit and allowed the Company's crossclaim to proceed to trial. A pretrial hearing was held in December, 1996 which set a trial date of April 28, 1997. In September, 1996, Dr. Friedenberg died. The implications of his death vis-a-vis the lawsuit cannot be assessed at this time.

     2. In June, 1995, the Company filed a lawsuit against Mr. Morris, Dr. Friedenberg's counsel, for the breach of attorney-client relationship and his fiduciary duty and negligence in representing the Company in matters relating to Dr. Friedenberg and in the preparation of the Share Exchange Agreement. The Company's lawsuit demands damages in the amount of $1,000,000. The court has set a trial date of September 14, 1998.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 1996

       d. Public Relations Agreement
     -----------------------------

     In February, 1996, the Company entered into an agreement with OTC Communications ("OTC") for financial public relations and communications services to the Company and to serve when requested as the Company's liaison and spokesman to the financial and investment community. In March, 1996, the Company granted to OTC the right to receive 100,000 Common Shares at a value of $.65 per share for a total consideration of $65,000 in lieu of initial payment, monthly retainers or expense reimbursement, including communications and mailing for a period of one year and 550,000 Common Shares for years 2 and 3 under Reg. D for a consideration of $.325 representing 1/2 the market price of the Common Shares at the date of the Contract, March 14, 1996, 50,000 shares allocated to expense reimbursement and 500,000 shares allocated to public relations consulting. The Company agreed to value the 550,000 shares at 1/2 market price in consideration of OTC receiving unregistered Common Shares and the risk of the holding period until they may be sold publicly. Certificates representing the 100,000 Common Shares were issued in July, 1996. As of October 31, 1996, certificates representing the 550,000 Common Shares had been authorized but not issued. The Company has also issued to OTC 500,000 "A" Options which are exercisable at $1.00 through March 14, 1999 and 500,000 "B" Options, which are exercisable at $2.00 through March 14, 1999. Until a registration statement relating to the Common Shares underlying the Options is effective, certificates representing the shares into which the Options are exercised will bear a legend restricting transfer in the absence of an effective registration with the Commission or an exemption therefrom.

     e. Nonstatutory Option Plan
     ---------------------------

     The Company has adopted the Fiscal 1996 Nonstatutory Stock Option Plan (the "Plan"). 2,000,000 Common Shares were reserved under the Plan. The Plan is administered by the Board of Directors.

     Stock options under the Plan may be granted to employees, officers, directors, consultants of the Company or any other parties who have made a significant contribution to the business and success of the Company. The exercise price under the Plan may be more, equal to or less than the then current market price of the Common Shares as deemed to be appropriate.

     As of October 31, 1996, the Company has issued 1,500,000 options pursuant to the 1996 Nonstatutory Option Plan. All options are exercisable for a period of three years at $3.00 per share. The company has reserved 1,500,000 Common Shares for the exercise of these options.

     f. Leased Office Space
     ----------------------

     The Company leases 2,200 square feet of office and warehouse space from an unrelated party on a month to month basis at $400 per month.

Note 10 - Secured Loan

     On March 9, 1990, the Company entered into an security agreement with a finance company (the "Finance Company"), to borrow money secured by the Company's receivables evidenced by invoices. At the time, the Company was engaged in selling educational books to municipal school districts and public libraries throughout the United States. The Finance Company agreed to lend an amount equal to 60% of the net value of all the Company's accounts receivable. Accounts receivable funding ceased as of July 31, 1990.

                        AMERICAN BIO MEDICA CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                                 APRIL 30, 1996

     The Company instituted a lawsuit against the Finance Company on November 26, 1990 for damages due to its failure tolend to the 60% credit limit based on its calculations and for forgiveness of the loan based on the Factor's charging, based on its own billings, at an interest rate in excess of the rate of 25% per annum as prescribed in the sections dealing with usury in New York State Penal Law. Although company counsel had opined that the Company would prevail in the action and that all indebtedness incurred in the principal amount $126,500 plus interest and fees would be voided by reason of the Finance Company's violation of the usury provisions of the Penal Law, by agreement between the Company and the Factor, the lawsuit was withdrawn without prejudice as the Company, at that time, lacked the resources for protracted litigation. In April, 1996, the obligation, if any, to the Finance Company became barred by New York State's six-year statute of limitations. The Company wrote off the obligation during the second quarter of fiscal 1997.

Note 11 - Business and Credit Concentrations

     The amount reported in the financial statements for cash represents fair market value. Because the difference between cost and the lower of cost or market is immaterial, no adjustment has been recognized and investments are recorded at cost.

Note 12 - Development Stage Company

     The Company was considered to be a development stage company with little operating history subsequent to its reorganization and the commencement of development of its newly acquired biomedical technolgies which are, at present, its core business. The Company has funded these activities through the sale of convertible debentures which were subsequently converted into common shares and through warrant and nonstatory stock option exercise. During the quarter ended January 31, 1997, the Company started commercial production of its drug test kits and has what managment maintains are resources adequate to fund its continuing operations. The Company is no longer considered to be a development stage Company.

Note 13 - Registration statements

     On July 23, 1996, the Company filed a registration statement on Form 10-SB pursuant to the Securities Exchange Act of 1934. That registration statement became effective on September 21, 1996 and, as a result, the Company is subject to the informational requirements of said act and files reports, proxy statements, and other information with the Securities and Exchange Commission.

     The Company's registration statement on Form SB-2 the purpose of which was to register 600,000 Common Shares underlying the conversion of the Preferred Shares and 24,712 underlying the exercise of the Warrants becamse effective.

Note 14 - Subsequent Events

     60 Preferred Shares were converted into an aggregate of 75,641 common shares.

                         AMERICAN BIO MEDICA CORPORATION
                                     Part II
                     Information Not Required in Prospectus

     Item 24. Indemnification of Directors and Officers

     The New York Business Corporation Law provides for the indemnification of the Company's officers, directors and corporate employees and agents under certain circumstances as follows:

     721 NONEXCLUSIVITY OF STATUTORY PROVISIONS FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

     722 AUTHORIZATION FOR INDEMNIFICATION OF DIRECTORS AND OFFlCERS.

     (a) A corporation may indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

     (c) A orporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by mason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was seeing at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation. unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

     723 PAYMENT OF INDEMNIFICATION OTHER THAN BY COURT AWARD.

     (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

     (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

     (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

     (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

     (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

     (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

     (c) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by pararaph (a) of section 725.

     724 INDEMNIFICATION OF DIRECTORS AND OFFICERS BY A COURT.

     (a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers) and paragraph (a) of section 723. Application therefore may be made, in every case, either

     (1) In the civil action or proceeding in which the expenses were incurred or the amounts were paid, or

     (2) to the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid

     (b) the application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice by given at the expense of the corporation to the shareholder and such other person as it may designate in such manner as it may require.

     (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

     725 OTHER PROVISIONS AFFECTING INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

     (b) No  indemnification,  advancement or allowance shall be made under this article in any circumstance where it appears:

     (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification

     (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

     (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

     (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

     (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

     (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

     726 INSURANCE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

     (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

     (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

     (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

     (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

     (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

     (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

     (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

     (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

     (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

     Item 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses payable by the Registrant in connection with the issuance and distribution of the securities are estimated as follows:

                                                  Amount
                                                  _____
SEC Registration Fee                               $500
Printing and Mailing                             $1,000
Legal Fees and Expenses                         $10,000
Accounting Fees                                  $5,000
Transfer Agent Fees                              $1,000
Miscellaneous                                    $2,500
                                                -------
                               Total            $20,000

     Item 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following unregistered securities have been issued by the Registrant:

     The title and amount of securities issued and the aggregate offering price or other consideration are as follows:

     a) All Common Shares have been registered as of September 25, 1996 pursuant to a registration statement on Form 10-SB under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, as a consequence, there are no issued and outstanding Common Shares which have not been registered under the Exchange Act.

     In February, 1996, the Registrant sold, through a private placement, 25,000 units (the "Units") pursuant to Rule 504 ("Rule 504") to the Securities Act of 1933, as amended, (the "Securities Act") consisting of an aggregate of 25,000 Common Shares, 500,000 "A" Warrants and 50,000 "B" Warrants for an aggregate consideration of $25,000.

     As of April 30, 1996, the Registrant issued 489,181 restricted Common Shares in consideration for past services to five individuals in the amount of $60,975 or an average consideration of $.125 per share.

     As of April 30, 1996, the Registrant issued to OTC Communications 100,000 Common Shares under Rule 504 as consideration for financial consulting services rendered per contract at a value of $.65 per share.

     As of April 30, 1996, the Registrant issued to Riverside Consulting Group, Inc. 25,000 common shares under Rule 504 in consideration for financial consulting services of $12,500 at $.50 per share.

     As of April 30, 1996, the Registrant issued an aggregate of 100,000 Common Shares to two persons under Rule 504 valued at $.50 per share in consideration for financial consulting services.

     As of April 30, 1996, the Registrant authorized the issuance to OTC Communications 550,000 restricted Common Shares, 500,000 shares as consideration for financial consulting services rendered per contract and 50,000 as expense reimbursement at a value of $178,750 or $.325 per share

     b) From 1993 through 1996, the Company sold an aggregate of $1,417,000 of 12% convertible Debentures, under Rule 504, the principal amount of each Debenture convertible at the option of the holder into Common Shares at $.75 per share. All the Debentures have been converted at $.75 per share into 1,888,333 Common Shares. There are no outstanding Debentures.

     All the "A" Warrants issued as part of the Units have been exercised at $.50 each into Common Shares and all the "B" Warrants issued as part of the Units have been exercised at $1.00 each into Common Shares under Rule 504.

     c) In September, 1996, the Registrant issued 150 Preferred Shares to Midland Walwyn Capital, Inc. for a total purchase price of $1,500,000. Each Preferred Share is convertible into Common Shares at the option of the holder pursuant to the following formula: $10,000 (the purchase price of each Preferred Share) divided by the lesser of $6.07 (which was the "Market Price" on the closing date of the sale of the Preferred Shares) or 75% of the Market Price. ("Market Price" is defined as the average closing price of the Common Shares for the five days prior to the date of purchase or conversion, as the case may be, of the Preferred Shares.) The Common Shares underlying the Preferred Shares are being registered herein.

     d) In September, 1996, the Registrant issued 24,712 Warrants to Selwyn Singer. Each warrant is exercisable into one Common Share originally at $6.07 and subsequently adjusted to $3.00 for a period of two years commencing the effective date of a registration statement relating to the underlying Common Shares. The Common Shares underlying these warrants are being registered herein.

     e) In March, 1996, the Registrant issued to OTC Communications 500,000 "A" Options exercisable until March 14, 1999 at $1.00 per share and 500,000 "B" Options exercisable until March 14, 1999 at $2.00 per share. These warrants and the shares underlying them are restricted.

     In June, 1996, the Company adopted its 1996 Nonstatutory Stock Option Plan under which a maximum of 2,000,000 Nonstatutory Options may be issued. 1,500,000 Nonstatutory Options were issued on June 28, 1996 as follows: Stan Cipkowski, President, 550,000 options; Edmund Jaskiewicz, Executive Vice-President, 250,000 options; Jay Bendis, Vice-President-Marketing, 300,000 options; Henry Wells, Director, 150,000 options; Joel Pensley, Esq. 160,000 options, Michael Roy Fugler, Esq. 40,000 options and two non-management employees, 25,000 options each. Each Nonstatutory Option entitles the holder to purchase one Common Share for $3.00 until June 27, 1999. In November, 1996, 131,000 options were issued to two consultants, each option exercisable at $3.00 until November 12, 1999, The Common Shares underlying the Nonstatutory Options have not been registered under the Securities Act.

     Exemption from registration of the issue of said securities is claimed under Section 4(2) of the Securities Act. Neither the Issuer nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. Prior to the making any offer, the Registrant had reasonable grounds to believe and believed that each subscriber was capable of evaluating the merits and risks of the prospective investment or was able to bear the economic risk of the investment. Prior to making any sale, the issuer had reasonable grounds to believe and believed that each subscriber was capable of evaluating the merits and risks of the prospective investment or was able to bear the economic risk of the investment.

     Each purchaser represented in writing that he acquired the securities for his own account. Except for the the securities sold under Rule 504, the certificates of which bear no restrictive legend, a legend was placed on each certificate stating that the securities have not been registered under the Securities Act; and setting forth the restrictions on their transferability and sale. Each purchaser signed a written agreement that the securities will not be sold without registration under the Securities Act of exemption therefrom.

         Item 27.  EXHIBITS


                                    Exhibits

         Exhibit List

     3.1     Certificate of Incorporation*

     3.2     First Amendment to Certificate of Incorporation*

     3.3     Second Amendment to Certificate of Incorporation*

     3.4     Third Amendment to Certificate of  Incorporation*

     3.5     Bylaws*

     3.6     Fourth Amendment to Certificate of Incorporation*

     4.1     Specimen Common Stock Certificate*

     4.2     Specimen "B" Warrant Certificate*

     4.3     Terms of 8% Cumulative Convertible Preferred Stock, Series A*

     4.4     Private Securities Subscription Agreement*

     4.5     Registration Rights Agreement*

     5.3     Opinion of Pensley & Fugler

     10.1    Contract with OTC Communications*

     10.2    Employment Contract with Stan Cipkowski*

     10.3    Employment Contract with Edmund Jaskiewicz*

     10.4    Employment Contract with Jay Bendis*

     23.4    Consent of Thomas P. Monahan, CPA**

     23.5    Consent of Pensley & Fugler**

     23.7    Consent of Thomas P. Monahan, CPA to First Amendment**

     23.8    Consent of Thomas P. Monahan, CPA to Post Effective Amendment

     27      Financial Data Schedule*

     *Previously submitted as exhibits to Form 10-SB

     ** Previously submitted

             Financial Statement Schedules:  None
__________________________

         Item 28.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     (b) that, for the purposes of determining any liability under said Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (d) to redeem the Warrants only when a current registration statement is in effect;

     The undersigned Registrant hereby undertakes to deposit into the Escrow Account at the closing certificates in such denominations registered in such names as required to permit prompt delivery to each purchaser upon release of such securities from the Escrow Account in accordance with Rule 419 of Regulation C under the Securities Act. Pursuant to Rule 419, these certificates shall be deposited into an escrow account, not to be released until a business combination is consummated.

     Subject to the terms and conditions of Section 15(d) of the Securities and Exchange Act of 1934, the undersigned hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to its authority.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Amcramdale and State of New York on the 21st day of April, 1997.

                         AMERICAN BIO MEDICA CORPORATION
                                  (Registrant)


Date: April 20, 1997                        By: s/Stan Cipkowski
                                                   -----------------
                                                   Stan Cipkowski,
                                                    President and Principal
                                                    Executive Officer and
                                                    Principal Financial Officer



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the dates indicated:


s/Stan Cipkowski
----------------                   Director                January 20, 1997
Stan Cipkowski

Edmund Jaskiewicz                  Director

S/Jay Bendis                       Director                January 20, 1997
----------------
Jay Bendis